EXHIBIT 10.1    WELLS FARGO BANK CREDIT AGREEMENT

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 17, 2009

among

NORTH AMERICAN GALVANIZING & COATINGS, INC.
NORTH AMERICAN GALVANIZING COMPANY

as Borrowers

THE SUBSIDIARIES OF THE BORROWERS

as Guarantors

THE FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as

Swing Line Lender, L/C Issuer and Agent

CREDIT AGREEMENT

This Credit Agreement is entered into as of July 17, 2009, among North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Parent”), and North American Galvanizing Company, a Delaware corporation (together with the Parent, the “Borrowers”; each individually, a “Borrower”), the Guarantors (as hereinafter defined), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders”; each individually, a “Lender”), and Wells Fargo Bank, National Association, as Swing Line Lender, L/C Issuer, and Agent for the Lenders.

RECITAL

The Borrowers have requested that the Lenders provide a revolving credit facility, that the L/C Issuer provide a letter of credit subfacility, and that the Swing Line Lender provide a swing line subfacility, and the Lenders, the Swing Line Lender and the L/C Issuer are willing to do so on the terms and conditions set forth herein.  In consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Defined Terms.  The following terms have the following meanings:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent or one or more of its Subsidiaries (i) acquires all or substantially all of any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the outstanding Voting Stock of a corporation which has ordinary voting power for the election of directors (other than stock having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Voting Stock of a partnership or limited liability company.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of Voting Stock, by contract, or otherwise.

“Agent” means Wells Fargo in its capacity as agent for the Lenders hereunder, and any successor agent appointed under Section 11.09.

“Agent-Related Persons” means Wells Fargo and any successor agent appointed under Section 11.09 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Payment Office” means the address for payments set forth on Schedule 12.02 or such other address as the Agent may from time to time specify.

“Aggregate Commitment” means the aggregate Commitments of the Lenders, initially equal to Twenty-Five Million Dollars ($25,000,000).

“Agreement” means this Credit Agreement, as it may be amended, supplemented or modified from time to time.

“Applicable Margin” means, for any period, the applicable of the following percentages per annum in effect with respect to such period as the Leverage Ratio of the Parent shall fall within the indicated ranges:

Leverage Ratio	Applicable Margin
Less Than or Equal to 1.75 to 1.00	1.50%
Greater Than 1.75 to 1.00, but Less Than or Equal to 2.25 to 1.00	1.75%
Greater Than 2.25 to 1.00, but Less Than or Equal to 2.75 to 1.00	2.25%
Greater than 2.75 to 1.00	2.50%

The Leverage Ratio shall be calculated by the Parent as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2009, and shall be reported to the Agent pursuant to a Compliance Certificate executed by a Responsible Officer on behalf of the Parent and delivered pursuant to Subsection 7.01(c) hereof.  The Applicable Margin shall be adjusted, if necessary, on the third (3rd) Business Day after the delivery of such certificate, with such adjustment (i) to apply to all Interest Periods then outstanding and (ii) to begin on such Business Day and continue thereafter until the next adjustment date.  From the Closing Date until adjusted as described above, the Applicable Margin shall be 1.50%.

“Applicable Usury Law” shall mean the laws of the State of Oklahoma or the federal laws of the United States applicable to this transaction, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) cash or readily-marketable cash equivalents, (ii) accounts receivable, (iii) inventory, and (iv) net property, plant and equipment, in each case determined as of such date for the Parent and its Subsidiaries on a consolidated basis, to (b) Funded Debt of the Parent and its Subsidiaries on a consolidated basis as of such date.

“Assignee” has the meaning specified in Subsection 12.08(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and the regulations promulgated thereunder.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Borrowers on the same day by the Lenders or Swing Line Lender under Article II, and, in the case of LIBOR Rate Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between commercial banks in the applicable offshore Dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).

“Change of Control” means the occurrence of any of the following events:

(a)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any Plan of the Parent or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act);

(b)           the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 40% of the Capital Stock of the Parent, measured by voting power rather than number of shares;

(c)           the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or

(d)           the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Capital Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Capital Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for voting Capital Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting Capital Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Lenders (or, in the case of Subsection 5.01(e), waived by the Person entitled to receive such payment).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Loan Parties in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement, under the Collateral Documents or under any other documents executed by any such Person and delivered to the Agent or the Lenders.

“Collateral Documents” means, collectively, (a) the Security Agreement and all other security agreements, patent and trademark assignments, lease assignments, guarantees and other similar agreements between any Loan Party and the Agent (for the benefit of the Lenders) now or hereafter delivered to the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any Loan Party as debtor in favor of the Agent (for the benefit of the Lenders) as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitment” means, as to each Lender, its Revolving Loan Commitment and its obligation to purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.

“Commitment Fee Margin” means 0.25% per annum.

“Compliance Certificate” means a certificate substantially in the form of Exhibit “C”.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.  The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period.

“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Current Portion of Long Term Debt” means, as of any calculation date, that portion of long-term Funded Debt due or scheduled to be paid within the next twelve (12) months.

“Daily One-Month LIBOR Rate” means, for any day, the rate of interest equal to the LIBOR Rate then in effect for delivery for a one-month period.

“Daily One-Month LIBOR Rate Loan” means a Loan or an L/C Advance that bears interest based on the Daily One-Month LIBOR Rate.

“Debt” means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all Contingent Obligations with respect to Surety Instruments (including Letters of Credit issued hereunder); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement; (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; (h) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.  For all purposes of this Agreement, the Debt of any Person shall include all recourse Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise applicable to such Loan plus four percent (4%) per annum; provided, however, that in no event shall the Default Rate exceed the Highest Lawful Rate.

“Dollars”, “dollars” and ”$” each mean lawful money of the United States.

“Early Termination Date” shall have that meaning as described in any Specified Swap Contract.

“EBITDA” means, for any period, for the Parent and is Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (a) the net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss), provided, however, that net income (or net loss) shall be computed by adding any extraordinary loss or losses and subtracting any extraordinary gain or gains.

“Effective Amount” means (a) with respect to any Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; and (d) any other entity approved by the Agent.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by any Loan Party or taken as Collateral, or in connection with any operations of any Loan Party.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Sections 412 and 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Central time) on that day by each of three leading brokers of Federal funds transactions in Chicago selected by the Agent.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the four (4) consecutive fiscal quarters ending on such date minus the sum of (i) depreciation and amortization expense for the same period, (ii) cash Taxes paid during the same period, and (iii) Restricted Payments made during the same period, to (b) the sum of (i) interest expense for the same period and (ii) the Current Portion of Long Term Debt as of such date, in each case determined on a consolidated basis for the Parent and its Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Funded Debt” of any Person means, without duplication, (a) all Debt of such Person other than Debt of the types referred to in clauses (h) and (i) of the definition of “Debt”, (b) all Contingent Obligations of such Person with respect to Debt of the type referred to in the foregoing clause (a) of another Person, and (c) all Debt of the type referred to in the foregoing clause (a) of any partnership or joint venture for which such Person is legally obligated or has a reasonable expectation of being liable.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means (i) NAGalv-Ohio, Inc. a Delaware corporation, Rogers Galvanizing Company-Kansas City, an Oklahoma corporation, Reinforcing Services, Inc., an Oklahoma corporation, Premier Coatings, Inc., an Oklahoma corporation, and NAGALV - WV, Inc., a Delaware corporation, and (ii) any other Person that hereafter becomes a Subsidiary of the Parent.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

“Highest Lawful Rate” shall mean the maximum nonusurious rate of interest that any Lender is permitted under Applicable Usury Law to contract for, take, charge, or receive from the Borrower.

“Honor Date” has the meaning specified in Subsection 3.03(b).

“Indemnified Liabilities” has the meaning specified in Section 12.05(a).

“Indemnified Person” has the meaning specified in Section 12.05(a).

“Independent Auditor” has the meaning specified in Subsection 7.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means, (i) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, (ii) as to any Daily One-Month LIBOR Rate Loan, the last day of each calendar quarter and the Maturity Date, and (iii) as to any Swing Line Loan, the last day of each calendar month and the Maturity Date.

“Interest Period” means, as to any LIBOR Rate Loan, the period commencing on the Borrowing Date of such LIBOR Rate Loan or on the Conversion/Continuation Date on which the Loan is converted or continued as a LIBOR Rate Loan, and ending on the date one month, two months, three months or six months thereafter, whichever is applicable; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investments” has the meaning specified in Section 8.04.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” has the meaning specified in Subsection 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Knowledge” and words of similar meaning when used with respect to any Loan Party means the actual personal knowledge of any Responsible Officer.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the L/C Issuer, as the L/C Issuer shall request.

“L/C Application” means an application form for issuances of standby letters of credit as shall at any time be in use at the L/C Issuer, as the L/C Issuer shall request.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Subsection 3.03(d).

“L/C Commitment” means the commitment of the L/C Issuer to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the amount of $3,000,000, as the same may be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.08; provided that the L/C Commitment is a part of the Aggregate Commitment, rather than a separate, independent commitment.

“L/C Issuer” means, in respect of each Letter of Credit, Wells Fargo or such other Lender selected by the Agent which has agreed to act as issuer of such Letter of Credit hereunder.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form documents used by the L/C Issuer for letter of credit issuances.

“Lender” has the meaning specified in the introductory clause hereto and, as the context requires, includes the Swing Line Lender. Unless the context otherwise clearly requires, “Lender” includes any such institution in its capacity as a Swap Provider.  Unless the context otherwise clearly requires, references to such institution as a “Lender” shall also include any of such institution’s Affiliates that may at any time of determination be Swap Providers.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 12.02, or such other office or offices as such Lender may from time to time notify the Borrowers and the Agent.

“Letter of Credit” means any standby letter of credit (but excluding any other type of letter of credit) issued by the L/C Issuer pursuant to Article III.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) all Funded Debt of the Parent and its Subsidiaries on a consolidated basis as of such date, to (b) EBITDA for the period of four (4) fiscal quarters ending on such date.

“LIBOR Rate” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

For purposes of this definition:

(i) “Base LIBOR” means, for any LIBOR Rate Loan or Daily One-Month LIBOR Rate Loan, the rate per annum for United States Dollar deposits quoted by Wells Fargo as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Wells Fargo for the purpose of calculating effective rates of interest for loans making reference thereto, for delivery of funds for a period corresponding to the applicable Interest Period (in the case of any LIBOR Rate Loan) or for a period of one month (in the case of any Daily One-Month LIBOR Rate Loan) in an amount equal to the principal amount of such Loan.  The Borrowers understand and agree that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including the rate offered for U.S. Dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the FRB for “Eurocurrency Liabilities” (as defined in Regulation D of the FRB, as amended), adjusted by the Agent for expected changes in such reserve percentage during the term of any Loan.

“LIBOR Rate Loan” means a Loan that bears interest for an applicable Interest Period based on the LIBOR Rate.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II or Article III in the form of a Revolving Loan, Swing Line Loan or an L/C Advance.

“Loan Parties” means the Borrowers and the Guarantors, collectively.

“Loan Documents” means this Agreement, any Note, the L/C-Related Documents, the Collateral Documents, and all other documents delivered to the Agent or any Lender in connection herewith.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the earlier to occur of:

(a) July 17, 2012, or

(b) the date on which the Aggregate Commitment terminates in accordance with the provisions of this Agreement.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Proceeds” means, with respect to any sale, transfer or other disposition of assets of a Loan Party, cash or readily marketable cash equivalents received (but excluding any other non-cash form) therefrom, whether at the time of such sale, transfer, disposition or issuance or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and all Federal, state, local, and other taxes required to be paid or accrued as a liability as a consequence of such transaction.

“Note” means a promissory note executed by the Borrowers in favor of any Lender pursuant to the terms of this Agreement.

“Notice of Borrowing” means a notice in substantially the form of Exhibit “A” and, with respect to a Swing Line Loan, means a Swing Line Loan Notice.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit “B” or a notice to the Agent by an electronic method permitted by the Agent.

“Obligations” means and includes, without duplication, any and all: (i) indebtedness, obligations and liabilities of the Borrowers to the Agent and the Lenders incurred or which may be incurred or purportedly incurred pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including, but not limited to such amounts as may be evidenced by the Notes and all lawful interest, loan closing fees, service fees, unused facility fees, commitment fees, arrangement fees, and all costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including Attorney Costs; (ii) any and all payment and performance obligations or liabilities, whether now existing or hereafter incurred or created, of the Borrowers to the Agent, the Lenders or any Affiliate thereof (the “Swap Provider”), relating to or arising under (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) between the Agent, any Lender, Swap Provider and a Borrower, whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between the Agent, any Lender, a Swap Provider and a Borrower (any such master agreement, together with any related schedules, as amended, supplemented, superseded or replaced from time to time, a “Master Agreement”), including but not limited to any such obligations or liabilities under any Master Agreement; (iii) all other indebtedness, obligations (whether direct or indirect, primary or secondary, fixed or contingent) and liabilities of a Borrower to any Lender, including future advances and loans made by any Lender to a Borrower and any extensions, renewals, substitutions, amendments and increases in amount thereof; (iv) all reasonable costs and expenses paid or incurred by the Agent or any Lender, including Attorney Costs, in enforcing or attempting to enforce collection of any Obligations and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Obligations, including interest on all sums so expended by the Agent and the Lenders accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (v) all sums expended by Lender in curing any Event of Default or Default of the Borrowers under the terms of this Agreement, the other Loan Documents or any other writing evidencing or securing the payment of the Notes together with interest on all sums so expended by the Agent and the Lenders accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (vi) all reasonable costs and expenses paid or incurred by the Agent and the Lenders, including Attorney Costs, in enforcing or attempting to enforce any right, remedy or cause of action of the Agent or any Lender against any Guarantor, including interest on all sums so expended by the Agent and/or any Lender accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (vii) all sums expended by the Agent and/or any Lender in defending the validity or priority of any Lien securing repayment of any of the Obligations, together with interest on all sums so expended by the Agent and any Lender accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (viii) all “Indebtedness” or “Secured Indebtedness” or “Secured Obligations” as said terms are defined in any of the Loan Documents.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and for any limited liability company, the certificate or articles or organization, the operating agreement, any voting agreement (or similar agreement) and all applicable actions by the body having management authority over such limited liability company.

“Participant” has the meaning specified in Subsection 12.08(e).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Loan Party or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or otherwise has any liability, or in the case of a single employer plan which has two (2) or more contributing sponsors (as described in Section 4064(a) of ERISA), it has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition which is not otherwise prohibited by this Agreement and with respect to which each of the following conditions are met:

(a)           there exists no Default or Event of Default;

(b)           the Borrowers demonstrate pro-forma compliance with all terms and conditions of this Agreement based on combined historical operating results of the Acquisition target combined with the Borrowers’ historical operating results;

(c)           if the Acquisition involves a cash payment, directly or indirectly, of more than $5,000,000, the Borrowers shall have provided the Agent with copies of (i) the audited financial statements of the Acquisition target completed not more than fifteen (15) months prior to the closing date of such Permitted Acquisition, to the extent audited financial statements are available, (ii) to the extent audited financial statements are not available, if requested by the Agent, a calculation of EBITDA for the Acquisition target for such period as the Agent shall request, prepared and certified by an outside accounting firm satisfactory to the Agent, and (iii) such other information as may be requested by the Agent regarding the financial condition and results of operation of the Acquisition target;

(d)           the Acquisition is undertaken in accordance with all applicable Requirements of Law;

(e)   the board of directors or equivalent governing body of the Acquisition target consents to or approves the Acquisition;

(f)            the Person or business which is the subject of the Acquisition is in the same or a substantially related line of business to the lines of business in which the Loan Parties are engaged on the date hereof, including the coatings business or any business related to steel processing; and

(g)   the Acquisition consists exclusively of (i) assets primarily located in the United States, Canada or Mexico or (ii) a Person organized under the laws of the United States, Canada or Mexico or any state or province thereof.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Loan Parties existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” (b) such Swap Contracts do not contain (i) any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) with respect to any Swap Contract that is not a Specified Swap Contract, any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Subsection 9.01(a)); and (c) a perfected security interest in such Person’s rights and interests to and in such Swap Contracts has been granted, and exists, in favor of the Agent, for the benefit of the Lenders, as collateral for the Obligations.  “Permitted Swap Obligations” shall also include all obligations (contingent or otherwise) of the Loan Parties existing or arising under Swap Contracts that are Specified Swap Contracts.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, limited cooperative association, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Loan Party or any ERISA Affiliate sponsors or maintains or to which a Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or otherwise has any liability and includes any Pension Plan.

“Pro Rata Share” means, as to any Lender, (a) in respect of a particular Loan and/or Commitment, (i) at any time at which the Commitments in respect of such Loan remain outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment in respect of such Loan divided by the combined Commitments in respect of such Loan, and (ii) after the termination of the Commitments in respect of such Loan, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount outstanding of such Loans held by such Lender divided by the aggregate principal amount outstanding of such Loans held by all Lenders, and (b) in respect of all Loans and/or Commitments, (i) at any time at which the Aggregate Commitment (or any portion thereof) remains outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitments in respect of all Loans divided by the Aggregate Commitment, and (b) after the termination of the Aggregate Commitment, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount of such Lender’s outstanding Loans (including such Lender’s ratable share of L/C Obligations) divided by the aggregate principal amount of the outstanding Loans and L/C Obligations of all of the Lenders.

“Rate Swap Documents” means, collectively, all Swap Contracts entered into between any Loan Party and any Lender or any Affiliate thereof in respect of any portion of the Obligations.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means at any time Lenders then holding at least sixty-six percent (66%) of the amount of the Aggregate Commitment (or if all Commitments have been terminated, then the aggregate principal amount outstanding of Loans plus the outstanding amount of L/C Obligations); provided, that, if no principal amount of any Loan is then outstanding, then “Required Lenders” shall mean Lenders then having at least sixty-six percent (66%) of the Aggregate Commitment.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means, as to any Loan Party, the chief executive officer, the president, the chief financial officer, the treasurer or any other officer having substantially the same authority and responsibility.

“Restricted Payments” has the meaning specified in Section 8.10.

“Revolving Loan” has the meaning specified in Subsection 2.01.

“Revolving Loan Commitment” as to each Lender has the meaning specified in Subsection 2.01.

“Security Agreement” means that certain Security Agreement and Assignment dated as of the date hereof between the Loan Parties and the Agent, as it may be amended, modified or supplemented from time to time, pursuant to which the Loan Parties grant to the Agent, for the benefit of the Lenders, a continuing security interest in all of their property (other than real property), including accounts, contract rights, general intangibles, machinery, equipment, fixtures, inventory, and Capital Stock in their respective Subsidiaries.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities, but applying the reasonably anticipated liability, after giving effect to payments under insurance policies and indemnity agreements which such Person reasonably expects to receive) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Swap Amount” means, at any time, in respect of Specified Swap Contracts to which any Swap Provider is party, the Swap Termination Value relating thereto; provided that for purposes of this definition, any Swap Termination Value that is negative as to (i.e., owing by) any Swap Provider shall be deemed equal to zero (0).

“Specified Swap Contract” means any Swap Contract made or entered into at any time, or in effect at any time (whether heretofore or hereafter), whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between any Borrower and any Swap Provider which Swap Contract is or was intended by a Loan Party to have been entered into, in part or entirely, for purposes of mitigating interest rate or currency exchange risk relating to any Loan (which intent shall conclusively be deemed to exist if a Loan Party so represents to the Swap Provider in writing), and as to which the final scheduled payment by a Loan Party is not later than the Maturity Date.

“Stated Amount” means the stated or face amount of a Letter of Credit to the extent available at the time for drawing (subject to presentment of all requested documents), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

“Subordinated Debt” means (i) the Subordinated Notes and (ii) any other Debt of the Loan Parties which is unsecured, which does not require any payments of principal to be made prior to the date which is 180 days following the Maturity Date and which is subordinated as to principal and interest to the prior payment in full of the Obligations under the Loan Documents in a manner reasonably satisfactory to the Agent and the Required Lenders and which is otherwise on terms and conditions reasonably satisfactory to the Agent and the Required Lenders (it being understood that any subordination provisions which are the same as or substantially similar to those set forth in the Subordinated Notes shall be deemed to be reasonably satisfactory to the Agent and the Required Lenders).

“Subordinated Notes” means the 10% Subordinated Notes due July 31, 2014, to be issued by the Parent pursuant to the Private Placement Memorandum dated July 2009 in the aggregate principal amount of $10,000,000 ($11,500,000 with overallotment option).

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the Voting Stock is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Parent.

“Surety Bonds” means all bonds issued for the account of any Loan Party to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, performance bonds, Surety Bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Provider” means any Lender, or any Affiliate of a Lender, that is at the time of determination party to a Swap Contract with a Loan Party.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Parent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Subsection 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Subsection 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Subsection 2.05(b), which, if in writing, shall be substantially in the form of Exhibit “A-1”.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitment (if the Aggregate Commitment is reduced below $10,000,000 pursuant to Section 2.06). The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitment.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

“Tribunal” shall mean any municipal, state, commonwealth, federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

A “Type” of Loan means its status as either a Daily One-Month LIBOR Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Oklahoma or any other applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled to vote in the election of the board of directors (or other governing body) of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.02 Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)            The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d)           The term “including” is not limiting and means “including”.

(e)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(f)            The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(g)           Unless the context otherwise requires, references herein to “the Borrowers” shall be construed to mean “the Borrowers, joint and severally, and each of them individually,” and references herein to “the Loan Parties” shall be construed to mean “the Loan Parties, joint and severally, and each of them individually.”

(h)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(i)            The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(j)            This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(k)            Unless otherwise expressly provided, any reference to any action of the Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion”.

(l)            This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

Section 1.03 Accounting Principles.

(a)           Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made with respect to the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied.

(b)           References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Parent.

(c)           In the event that any changes in GAAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Borrowers, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating the Parent’s financial condition will be the same after such changes as if such changes had not occurred.

ARTICLE II
THE CREDITS

Section 2.01 Amounts and Terms of Commitments.  Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Business Day preceding the Maturity Date, in an aggregate amount not to exceed at any time outstanding its Commitment (such amount, as the same may be reduced under Section 2.06 or increased under Section 2.17, or as a result of one or more assignments under Section 11.08, shall be such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans and Swing Line Loans, the Effective Amount of all outstanding Loans, together with the Effective Amount of all L/C Obligations and Swing Line Loans, shall not at any time exceed the Aggregate Commitment; and provided further, that the Effective Amount of the Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all L/C Obligations shall not at any time exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Sections 2.07 and 2.08 and reborrow under this Section 2.01.

Section 2.02 Loan Accounts.

(a) The Loans made by each Lender and the Letters of Credit Issued by the L/C Issuer shall be evidenced by one or more accounts or records maintained by the Agent or the L/C Issuer, as the case may be, in the ordinary course of business.  The accounts or records maintained by the Agent and the L/C Issuer shall be conclusive absent clear and obvious error of the amount of the Loans made by the Lenders to the Borrowers and the Letters of Credit Issued for the account of a Borrower, and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent (each, a “Note” and collectively, the “Notes”) to evidence such Lender’s Loans. Each Lender may, instead of or in addition to maintaining a loan account, endorse on the schedule annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrowers with respect thereto.  Each Lender is irrevocably authorized by the Borrowers to endorse its Note(s) as applicable; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any such Note to such Lender.

Section 2.03 Procedure for Borrowing.

(a) Each Borrowing shall be made upon the Borrowers’ irrevocable notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (Central time) (i) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Rate Loans, and (ii) on the requested Borrowing Date, in the case of Daily One-Month LIBOR Rate Loans) specifying:

(A)           the amount of the Borrowing, which shall be in an aggregate minimum amount of $250,000 or any multiple of $50,000 in excess thereof;

(B)           the requested Borrowing Date, which shall be a Business Day; and

(C)           the Type of Loans comprising the Borrowing, however, that with respect to the Borrowing to be made on the Closing Date, such Borrowing will consist of Daily One-Month LIBOR Rate Loans only.

(b) The Agent will promptly notify each applicable Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Borrowers at the Agent’s Payment Office by 2:00 p.m. (Central time) on the Borrowing Date requested by the Borrowers in funds immediately available to the Agent.  The proceeds of all such Loans will then be made available to the Borrowers by the Agent at such office by crediting the account of the Borrowers on the books of Wells Fargo with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than four (4) different Interest Periods in effect.

(e) The Borrowers hereby authorize the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrowers.  The Borrowers agree to deliver promptly to the Agent a written confirmation of each telephonic notice, signed on behalf of the Borrowers by a Responsible Officer or an authorized designee.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the records of the Agent and the Lenders shall govern absent clear and obvious error and (ii) any prepayment by the Borrowers of any amount of any Borrowing which exceeds the written confirmation therefor, shall not be subject to the minimum repayment amounts set forth in Section 2.07.

Section 2.04 Conversion and Continuation Elections.

(a) Each Loan may be converted from one Type to the other or any expiring LIBOR Rate Loan may be continued upon the Borrowers’ delivery of a written Notice of Conversion/Continuation to the Agent.  Each such notice must be received by the Agent not later than 11:00 a.m. (Central time) three Business Days prior to the requested date of any Conversion/Continuation Date.  Each conversion to or continuation of a LIBOR Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.  Each conversion to a Daily One-Month LIBOR Rate Loan shall be in integral multiples of $50,000.  Each Notice of Continuation/Continuation shall specify (i) whether the Borrowers are requesting a conversion or a continuation of a LIBOR Rate Loan, (ii) the proposed Conversion/Continuation Date, which shall be a Business Day, (iii) the principal amount of the Loans to be converted or continued, (iv) the Type of Loans to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Notice of Conversion/Continuation or if the Borrowers fail to give timely notice requesting a conversion, then the applicable Loans shall be converted to Daily One-Month LIBOR Rate Loans.  Any such automatic conversion to Daily One-Month LIBOR Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrowers request a conversion or continuation of a LIBOR Rate Loan in any such Notice of Conversion/Continuation, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b) Notwithstanding anything to the contrary herein, if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of a part thereof to be less than $250,000, such LIBOR Rate Loans shall automatically convert to Daily One-Month LIBOR Rate Loans, and on and after such date the right of the Borrowers to continue such Loans as, and convert such Loans into, LIBOR Rate Loans shall terminate (provided that, assuming all applicable requirements and conditions thereto set forth in this Agreement are met, nothing in this Subsection 2.04(b) shall prevent the Borrowers from obtaining new LIBOR Rate Loans to pay off such Daily One-Month LIBOR Rate Loans which had been converted thereto from LIBOR Rate Loans); provided that nothing in this Subsection 2.04(b) shall be deemed to grant to the Borrowers the right to prepay any LIBOR Rate Loan except as set forth elsewhere in this Agreement.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrowers have failed to advise the Agent of the continuation thereof as a LIBOR Rate Loan, or if any Default or Event of Default then exists, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Loans into Daily One-Month LIBOR Rate Loans effective as of the expiration date of such Interest Period.

(d) The Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrowers, the Agent will promptly notify each applicable Lender of the details of any automatic continuation.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e) Unless the Required Lenders otherwise consent, during the existence of a Default or Event of Default, the Borrowers may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

(f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than four (4) different Interest Periods in effect.

(g) The Borrowers hereby authorize the Lenders and the Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrowers.  The Borrowers agree to deliver promptly to the Agent a written confirmation of each telephonic notice, signed on behalf of the Borrowers by a Responsible Officer.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent clear and obvious error.

Section 2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of the Loans of the Swing Line Lender in its capacity as a Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, the aggregate Effective Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.05, prepay under Section 2.07 and reborrow under this Section 2.05.  Each Swing Line Loan shall be a Daily One-Month LIBOR Rate Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender, which may be given by telephone.  Swing Line Lender shall promptly notify the Agent of any such notice. Each such notice must be received by the Swing Line Lender not later than 1:00 p.m. Central time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $50,000 unless otherwise agreed by Swing Line Lender, and (ii) the requested date of such Swing Line Borrowing, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed on behalf of the Borrowers by a Responsible Officer.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will promptly advise the Agent thereof (by telephone or in writing) and, if such Swing Line Loan Notice was not previously provided to the Agent, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m., Central time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Subsection 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., Central time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably request the Swing Line Lender to act on their behalf), that each Lender make a Daily One-Month LIBOR Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Daily One-Month LIBOR Rate Loans, but subject to the unutilized portion of the Aggregate Commitment and the conditions set forth in Section 5.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m., Central time, on the day specified in such Notice of Borrowing, whereupon, subject to Subsection 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Loan to the Borrowers in such amount.  The Agent shall remit the funds so received to the Swing Line Lender.  Notwithstanding the foregoing, the Borrowers have directed and do hereby direct the Agent, without any further notice or instruction from the Borrowers, to refinance any balance of the Swing Line Loan in excess of $1,000,000 which is outstanding on the last Business Day of each week as set forth in this Subsection 2.05(c)(i).

(ii) If for any reason any Borrowing cannot be requested in accordance with Subsection 2.05(c)(i) or any Swing Line Loan cannot be refinanced by such a Borrowing, the Notice of Borrowing submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Subsection 2.05(c) by the time specified in Subsection 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the LIBOR Rate plus the Applicable Margin from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this Subsection 2.05(c)(iii) shall be conclusive absent clear and obvious error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund participations in Swing Line Loans pursuant to this Subsection 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Daily One-Month LIBOR Rate Loan or participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) References to Swing Line.  The provisions of this Agreement relating to the Swing Line and the making of Swing Line Loans shall be operative only during such periods of time that there is more than one Lender party to this Agreement.

Section 2.06 Voluntary Termination or Reduction of Revolving Loan Commitments. The Borrowers may, upon not less than five (5) Business Days’ prior notice to the Agent, terminate the Revolving Loan Commitments, or permanently reduce the Revolving Loan

Commitments by an aggregate minimum amount of $250,000 or any multiple of $50,000 in excess thereof, provided that, after giving effect to any such reduction and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans and L/C Obligations together shall not exceed the amount of the Aggregate Commitment as so reduced, and (b) the Effective Amount of all L/C Obligations then outstanding shall not exceed the L/C Commitment. Once reduced in accordance with this Section, the Revolving Loan Commitments may not be increased. Any reduction of the Revolving Loan Commitments shall be applied to each Lender according to its Pro Rata Share.  If and to the extent specified by the Borrowers in the notice to the Agent, some or all of the reduction in the Revolving Loan Commitments shall be applied to reduce the L/C Commitment.  All accrued commitment and letter of credit fees to, but not including, the effective date of any reduction or termination of Revolving Loan Commitments, shall be paid on the effective date of such reduction or termination.

Section 2.07 Optional Prepayments.  Subject to Section 4.02, the Borrowers may, at any time or from time to time, upon not less than three (3) Business Days’ irrevocable notice to the Agent in respect of LIBOR Rate Loans and by not later than 10:00 a.m. (Central time) on the prepayment date in respect of Daily One-Month LIBOR Rate Loans, prepay Loans in whole or in part, provided that as to LIBOR Rate Loans, such prepayments shall be in minimum amounts of $250,000 or any multiple of $50,000 in excess thereof.  Such notice of prepayment shall specify the date and amount of such prepayment, which Loans are to be prepaid and the Type(s) of such Loans to be prepaid.  The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of LIBOR Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.02.

Section 2.08 Mandatory Prepayments of Loans.

(a) If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Borrowers shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the Aggregate L/C Commitment.  Subject to Section 4.02, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the Aggregate Commitment, the Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

(b) The Net Proceeds of any disposition of any Loan Party’s property to be paid to the Agent pursuant to Subsection 8.02(c)(iii)(A) of this Agreement shall be paid to the Agent no later than three (3) days after receipt by the applicable Loan Party of such Net Proceeds.  Any prepayments pursuant to this Subsection 2.08(b) shall be applied to the outstanding principal balance of the Revolving Loans (without any reduction in the Revolving Loan Commitment of any Lender), first to all Daily One-Month LIBOR Rate Loans and then to LIBOR Rate Loans in direct order of maturity of the Interest Periods for such LIBOR Rate Loans.  The Borrowers shall pay, together with each prepayment under this Subsection 2.08(b), accrued interest on the amount prepaid.

Section 2.09 Repayment of Loans.

(a) The Borrowers shall pay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) The Borrowers shall repay each Swing Line Loan from the Borrowers’ funds or from proceeds of the other Loans or Borrowings which may be allowed under this Agreement, or otherwise, on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

Section 2.10 Interest.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate or the Daily One-Month LIBOR Rate, as the case may be (and subject to the Borrowers’ right to convert to another Type of Loan under Section 2.04), plus the Applicable Margin.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Daily One-Month LIBOR Rate plus the Applicable Margin.

(b) Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date.  Interest on LIBOR Rate Loans shall be paid on the date of any prepayment of Loans under Section 2.07 or 2.08 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof.  During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(c) Notwithstanding Subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrowers agree to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the Highest Lawful Rate.

Section 2.11 Commitment Fees.  In addition to certain fees described in Section 3.08, the Borrowers shall pay to the Agent, for the account of each Lender in accordance with its Pro Rata Share, a commitment fee on the average daily unused portion of the Aggregate Commitment during each fiscal quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Commitment Fee Margin multiplied by the average of the daily unused portion.  For purposes of calculating utilization under this Subsection, all outstanding Revolving Loans and Swing Line Loans and the Effective Amount of all L/C Obligations will be considered utilization.  Such commitment fee shall accrue from the date hereof to the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on September 30, 2009, through the Maturity Date, with the final payment to be made on the Maturity Date; provided that, in connection with any reduction or termination of Revolving Loan Commitments under Section 2.06, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.  The commitment fees provided in this Subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.  Notwithstanding the foregoing, no such fee shall be due and payable for any periods after the Agent declares the unpaid principal amount of all outstanding Loans to be due and payable pursuant to Subsection 9.02(b).

Section 2.12 Computation of Fees and Interest.

(a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of clear and obvious error.

Section 2.13 Payments by the Borrowers.

(a) All payments to be made by the Borrowers shall be made without setoff, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 11:00 a.m. (Central time) on the date specified herein.  The Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received which, except as otherwise expressly provided herein, shall be based upon such Lender’s Pro Rata Share of the Loans in respect of which such prepayment has been made. Any payment received by the Agent later than 1:00 p.m. (Central time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the LIBOR Rate plus the Applicable Margin for each day from the date such amount is distributed to such Lender until the date repaid.

Section 2.14 Auto-Debit.  The Borrowers authorize and direct that the Agent shall deduct payments due pursuant to Section 2.13, Section 4.02 or otherwise under this Agreement or any of the Loan Documents, including but not limited to payments of principal, interest and any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the L/C Issuer, or Wells Fargo under the Loan Documents, by automatic debit from an account of the Borrowers at the Agent, the identity of which account the Borrowers shall advise Agent on or before the Closing Date.  With respect to any such commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs), (i) Wells Fargo shall give notice to the Borrowers thereof not later than 9:00 a.m. (Central time) on the date of such debit, (ii) if there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed so as not to create an overdraft (in whole or in part, in Wells Fargo’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 2.14 shall be deemed a set-off.

Section 2.15 Payments by the Lenders to the Agent.

(a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrowers such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the LIBOR Rate plus the Applicable Margin for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this Subsection

2.15(a) shall be conclusive, absent clear and obvious error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Borrowers of such failure to fund and, upon demand by the Agent, the Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

Section 2.16 Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Agent will keep records (which shall be conclusive and binding in the absence of clear and obvious error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

Section 2.17 Increase in Commitments.

(a) At any time and from time to time after the Closing Date, the Borrowers may request an increase in the Aggregate Commitment, provided that (i) each increase in the Aggregate Commitment shall be in the minimum amount of $5,000,000 (or in multiples of $5,000,000 in excess thereof), and (ii) in no event may the Aggregate Commitment be increased to an amount greater than $40,000,000.  If the Borrowers desire an increase in the Aggregate Commitment, it shall first deliver a written request (“Request for Aggregate Commitment Increase”) to the Agent and each of the Lenders specifying the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase and requesting that the Lenders severally increase their respective Commitments.  Upon the Borrowers’ delivery of any Request for

Aggregate Commitment Increase, each of the Lenders will have the right, but not the obligation, to increase its Commitment in accordance with its Pro Rata Share of the requested increase in the Aggregate Commitment. Each of the Lenders shall notify the Borrowers and the Agent of its determination within ten (10) days after receipt of the Request for Aggregate Commitment Increase.  If one or more of the Lenders elects not to increase its Commitment (or to increase its Commitment by an amount less than its Pro Rata Share of the requested increase in the Aggregate Commitment), the Borrowers may request that the other Lenders increase their Commitments by the amount of the shortfall or seek to obtain Commitments from other financial institutions to become additional Lenders under this Agreement (subject to the consent of the Agent, but without the consent of any other Lenders).  The Borrowers shall notify the Agent of any financial institution that shall have agreed to become an additional Lender party to this Agreement (a “New Lender”) in connection with a Request for Aggregate Commitment Increase and the amount of its proposed Commitment, and the Agent shall then have a period of five Business Days in which to consent or withhold consent to the admission of the proposed New Lender.  If the Borrowers are unable within thirty (30) days after delivering any Request for Aggregate Commitment Increase to obtain approval from the Lenders to increase their Commitments and/or to secure Commitments from New Lenders for the full amount of the requested increase in the Aggregate Commitment, the Request for Aggregate Commitment Increase shall become effective to the extent of the increased or new Commitments actually obtained.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment at any time, and no Lender shall be obligated to agree to any increase in its Commitment.

(b) If any Request for Aggregate Commitment Increase is approved by the requisite Lenders (including any New Lenders approved by the Agent), the Agent shall notify the Borrowers, the Lenders and any New Lenders of the effective date (“Increase Effective Date”) proposed by the Borrowers for the increase in the Aggregate Commitment and the Commitments which will be in effect for each of the applicable Lenders and any New Lenders as of the Increase Effective Date.

(c) Any increase in the Aggregate Commitment shall be subject to the satisfaction of the following conditions precedent at or as of the Increase Effective Date: (i) no Default or Event of Default shall have occurred and then be continuing; (ii) all representations, warranties and covenants contained in this Agreement and the other Loan Documents shall be true and correct in all material respects as though made on such date; (iii) each Lender that shall have agreed to provide an increase in its Commitment shall have confirmed such increase to the Borrowers and the Agent in writing; (iv) each New Lender shall have executed and delivered such documents as the Agent shall have reasonably required in order for it to subscribe to the terms and conditions of this Agreement and the other Loan Documents and agree to be bound by the terms and provisions hereof and thereof or as the Agent shall have reasonably requested in connection with such increase; (v) a secretary or assistant secretary of each of the Borrowers shall have provided to the Agent a certified copy of directors’ resolutions authorizing such increase in the Commitments; (vi) the outstanding Loans shall have been reallocated ratably among the Lenders (including the New Lenders) after giving effect to such increase; and (vii) all legal matters incident to such increase and the admission of any New Lenders under this Agreement shall be satisfactory to the Agent and its counsel. The Borrowers hereby agree to compensate each Lender, as and to the extent provided in Section 4.02, for all losses, expenses and liabilities incurred by such Lender in connection with the reallocation of any outstanding Loans. Upon delivery of the documents contemplated by clause (iv) of the first sentence of this Subsection 2.17(c), each New Lender shall become for all purposes a Lender party to this Agreement and all other Loan Documents and shall have all the rights and obligations of a Lender under this Agreement and all other Loan Documents, to the same extent as if it were an original party thereto. No increase in the Aggregate Commitments shall become effective unless and until each of the foregoing conditions precedent has been satisfied.

ARTICLE III
THE LETTERS OF CREDIT

Section 3.01 The Letter of Credit Subfacility.

(a)           On the terms and conditions set forth herein (i) the L/C Issuer agrees, (A) from time to time on any Business Day, during the period from the Closing Date to the day which is five (5) days prior to the Maturity Date, to issue Letters of Credit for the account of a Borrower in an aggregate Stated Amount at any one time that, together with the aggregate Stated Amount of all other outstanding Letters of Credit issued pursuant hereto, does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, in accordance with Subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Borrower; provided, that the L/C Issuer shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Loans exceeds the Aggregate Commitment, (2) the participation of any Lender in the Effective Amount of all L/C Obligations plus the Effective Amount of the Loans of such Lender exceeds such Lender’s Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b)           The L/C Issuer is under no obligation to, and shall not, Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(ii) the L/C Issuer has received written notice from any Lender, the Agent or the Borrowers, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is (A) more than 365 days after the date of Issuance, unless the Required Lenders have approved such expiry date in writing, or (B) after the date which is five (5) days prior to the Maturity Date, unless all of the Lenders have approved such expiry date in writing;

(iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

(v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to the L/C Issuer, or the Issuance of a Letter of Credit would violate any applicable policies of the L/C Issuer; or

(vi) such Letter of Credit is to be denominated in a currency other than Dollars.

Section 3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a)           Each Letter of Credit shall be issued upon the irrevocable written request of any Borrower received by the L/C Issuer (with a copy sent by such Borrower to the Agent) at least four (4) days (or such shorter time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance.  Each such request for issuance of a Letter of Credit shall be by facsimile or e-mail, confirmed immediately in an original writing, in the form of an L/C Application (or such other form as shall be acceptable to the L/C Issuer), and shall specify in form and detail reasonably satisfactory to the L/C Issuer: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the L/C Issuer may reasonably require.

(b)          At least two (2) Business Days prior to the Issuance of any Letter of Credit (or such shorter time as the Agent may agree in a particular instance in its sole discretion), the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Borrowers and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Unless the L/C Issuer has received notice on or before the Business Day immediately preceding the date the L/C Issuer is to issue a requested Letter of Credit from the Agent (A) directing the L/C Issuer not to issue such Letter of Credit because such issuance is not then permitted under Subsection 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof; or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers in accordance with the L/C Issuer’s usual and customary business practices.

(c)   From time to time while a Letter of Credit is outstanding and prior to the Maturity Date, the L/C Issuer will, upon the written request of the Borrowers received by the L/C Issuer (with a copy sent by the Borrowers to the Agent) at least three (3) days (or such shorter time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile or e-mail, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the L/C Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the L/C Issuer may reasonably require. The L/C Issuer shall be under no obligation to amend any Letter of Credit if: (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)   The L/C Issuer and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Maturity Date, at the option of the Borrowers and upon the written request of the Borrowers received by the L/C Issuer (with a copy sent by the Borrowers to the Agent) at least five (5) days (or such shorter time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the L/C Issuer shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it.  Each such request for renewal of a Letter of Credit shall be made by facsimile or e-mail, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the L/C Issuer: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the L/C Issuer may reasonably require.  The L/C Issuer shall be under no obligation so to renew any Letter of Credit if: (A) the L/C Issuer would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or

(B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the L/C Issuer that such Letter of Credit shall not be renewed, and if at the time of renewal the L/C Issuer would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Subsection 3.02(d) upon the request of the Borrowers but the L/C Issuer shall not have received any L/C Amendment Application from the Borrowers with respect to such renewal or other written direction by the Borrowers with respect thereto, the L/C Issuer shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrowers and the Lenders hereby authorize such renewal, and, accordingly, the L/C Issuer shall be deemed to have received an L/C Amendment Application from the Borrowers requesting such renewal.

(e) The L/C Issuer may, at its election (or as required by the Agent at the direction of the Required Lenders) and upon reasonable prior written notice to the Borrowers and subject to the terms of the applicable Letter of Credit, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the date which is five (5) days prior to the Maturity Date.

(f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(g) The L/C Issuer will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

Section 3.03 Risk Participations, Drawings and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Loan Commitment of each Lender by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the L/C Issuer will promptly notify the Borrowers.  The Borrowers shall reimburse the L/C Issuer prior to 11:00 a.m. (Central time), on each date that any amount is paid by the L/C Issuer under any Letter of Credit (each such date, an “Honor Date”), in an amount in Dollars equal to the amount so paid by the L/C Issuer.  In the event the Borrowers fail to reimburse the L/C Issuer the full amount of any drawing under any Letter of Credit by 11:00 a.m. (Central time) on the Honor Date, the L/C Issuer will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that a Daily One-Month LIBOR Rate Loan in an amount equal to such unreimbursed amount be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Aggregate Commitment and subject to the conditions set forth in Section 5.02.  Any notice given by the L/C Issuer or the Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Subsection 3.03(b) make available to the Agent for the account of the L/C Issuer an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the Dollar Equivalent of the amount of the drawing, whereupon the participating Lenders shall (subject to Subsection 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Daily One-Month LIBOR Rate Loan to the Borrowers in that amount.  If any Lender so notified fails to make available to the Agent for the account of the L/C Issuer the amount of such Lender’s Pro Rata Share of the Dollar Equivalent of the amount of the drawing by no later than 12:00 noon (Central time) on the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin in effect from time to time during such period.  The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03.

(d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Daily One-Month LIBOR Rate Loans to the Borrowers in whole or in part, because of the Borrower’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, plus four percent (4.0%) per annum, and each Lender’s payment to the L/C Issuer pursuant to Subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

(e) Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the L/C Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

Section 3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by the Agent for the account of the L/C Issuer of immediately available funds in Dollars from the Borrowers (i) in reimbursement of any payment made by the L/C Issuer under the Letter of Credit with respect to which any Lender has paid the Agent for the account of the L/C Issuer for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will promptly pay to each Lender, in the same funds as those received by the Agent for the account of the L/C Issuer, the amount of such Lender’s Pro Rata Share of such funds, and the L/C Issuer shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Agent for the account of the L/C Issuer.

(b) If the Agent or the L/C Issuer is required at any time to return to the Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrowers to the Agent for the account of the L/C Issuer pursuant to Subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or the L/C Issuer the amount of its Pro Rata Share of any amounts so returned by the Agent or the L/C Issuer plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent or the L/C Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

Section 3.05 Role of the L/C Issuer.

(a) Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders or Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing: (i) the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.06 Obligations Absolute. The obligations of the Borrowers under this Agreement and any L/C-Related Document to reimburse the L/C Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by the L/C Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the L/C Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrowers in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a Guarantor.

Section 3.07 Cash Collateral Pledge. Upon the request of the Agent, if the L/C Issuer has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder (and has not been converted into Revolving Loan), the Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations.  The Borrowers shall also immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations if (i) any Letters of Credit for any reason outstanding and partially or wholly undrawn as of the Maturity Date, (ii) any of the circumstances described in Subsection 2.08(a) shall occur, or (iii) the Aggregate Commitment is terminated.

Section 3.08 Letter of Credit Fees.

(a) The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee equal to the LIBOR Rate plus the Applicable Margin for each standby Letter of Credit times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit and thereafter on demand and on the Maturity Date.  The Borrowers shall pay to the L/C Issuer for its own account fees in the amounts and at the times specified below in Subsection 3.08(b). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) In addition to the foregoing, the Borrowers shall pay to the L/C Issuer from time to time on demand the normal issuance, presentation, amendment, transfer, negotiation, and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such letter of credit fees and charges shall be computed on a quarterly basis and shall due and payable on the last Business Day of each calendar quarter and on the Maturity Date.  The Borrowers acknowledge that, as of the date hereof, the usual fees and charges of the L/C Issuer will include (i) an issuance fee of $250 for each Letter of Credit Issued hereunder, (ii) a negotiation fee equal to the greater of (A) $250 or (B) 0.125% of the amount drawn under any Letter of Credit, and (iii) an amendment fee equal to $130 for any amendment to any Letter of Credit.

Section 3.09 Uniform Customs and Practice.  The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 4.01 Taxes.  Any and all payments by the Borrowers to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding by the Borrowers for any Taxes.

Section 4.02 Funding Losses.  The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make on a timely basis any payment of principal of any LIBOR Rate Loan;

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrowers have given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment in accordance with any notice delivered under Section 2.07;

(d) the prepayment (including pursuant to Section 2.08) or other payment (including after acceleration thereof) of a LIBOR Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e) the automatic conversion under Subsection 2.04(b) of any LIBOR Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section, each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

Section 4.03 Inability to Determine Rates.  If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate applicable pursuant to Subsection 2.10(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing.  Upon receipt of such notice, the Borrowers may revoke without cost or penalty any Notice of Borrowing or Notice of Conversion/Continuation then submitted by them.  If the Borrowers do not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, and such Loans shall made, converted or continued as Daily One-Month LIBOR Rate Loans.

Section 4.04 Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Borrowers (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be presumptively correct in the absence of clear and obvious error. Any disagreement of any kind arising between the Borrowers and any Lender claiming error in any certificate described above in this Section 4.04 should be resolved amicably by negotiations between the parties.  If such a disagreement should arise, the parties to such disagreement shall willingly enter into discussions and negotiations in a good faith effort to settle the dispute as expeditiously as possible.  Such negotiations shall at a minimum be held between executives of the parties who have authority to settle the dispute.  In the event such negotiations fail, in the opinion of either party, to resolve the disagreement within a reasonable period of time not to exceed forty-five (45) calendar days, the parties shall be free to exercise all other rights they may have under this Agreement pertaining to such disagreement.

Section 4.05 Survival.  The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.01 Conditions of Initial Credit Extensions.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to the Borrowers’ fulfillment of each of the following conditions precedent:

(a) Credit Agreement and Loan Documents.  This Agreement, the Notes, the Security Agreement and all other Loan Documents shall have been executed by each Loan Party thereto and delivered to the Agent.

(b) Resolutions; Incumbency.  The Agent shall have received:

(i) Copies of the resolutions of the board of directors (or other governing body) of each Loan Party authorizing the transactions contemplated hereby and the execution, delivery and performance of each Loan Document to which it is a party, certified as of the Closing Date by the secretary or an assistant secretary of each Loan Party; and

(ii) A certificate of the secretary or assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party who are authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder;

(c) Organization Documents; Good Standing.  The Agent shall have received each of the following documents:

(i) a copy of the Organization Documents of each Loan Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Loan Party as of the Closing Date; and

(ii) a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation and such other states as shall be reasonably requested by the Agent;

(d) Legal Opinion.  The Agent shall have received an opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., counsel to the Loan Parties, addressed to the Agent and the Lenders, substantially in the form of Exhibit “F”;

(e) Payment of Fees.  The Borrowers shall have paid all accrued and unpaid fees, costs and expenses of the Agent to the extent then due and payable on the Closing Date, together with the Attorney Costs of Wells Fargo to the extent invoiced prior to or on the Closing Date.

(f) Certificate.  The Agent shall have received a certificate signed on behalf of the Borrowers by a Responsible Officer and dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or would result from the Credit Extension; and

(iii) there has occurred since March 31, 2009, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g) Collateral Documents.  The Collateral Documents shall have been executed by the Loan Parties, in appropriate form for recording, where necessary, and delivered to the Agent, together with:

(i) all filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Lenders in accordance with applicable law;

(ii) written advice relating to such Lien and judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii) to the extent requested by the Agent, funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC financing statements;

(iv) evidence that the Agent has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance, required by any of the Loan Documents; and

(v) evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken (or arrangements therefor satisfactory to the Agent have been made);

(h) Insurance Policies.  The Agent shall have received standard lenders’ payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Loan Parties in accordance with Section 6.18 (or arrangements therefor satisfactory to the Agent);

(i) Payoff Letter.  The Agent shall have received a satisfactory payoff letter from Bank of America, N.A. (“BofA”) which shall generally (i) state the amount, if any (the “Payoff Amount”) necessary to pay in full all principal, interest, fees and other amounts owing by the Borrowers to BofA and its Affiliates, including amounts owed to BofA or its Affiliates under capital leases or Swap Contracts, (ii) state that, upon BofA’s receipt of the Payoff Amount in good funds, all Liens (including any “negative pledge” or similar restriction) on any properties of the Loan Parties will be released and terminated, and that neither BofA nor any of its Affiliates will thereafter have any Lien or security interest in any properties of the Loan Parties, (iii) state that all credit agreements, mortgages, security agreements, promissory notes and other documents pertaining to any Debt owing by any of the Loan Parties to BofA and its Affiliates will be cancelled or terminated, and (iv) authorize the Agent, upon receipt of written confirmation that BofA has received the Payoff Amount, to file all required UCC termination statements and other documentation evidencing the termination by BofA of its Liens in and to any of the properties of the Loan Parties;

(j) Proceedings.

(i)  All corporate and other legal proceedings and all instruments and agreements to be executed by the Loan Parties in connection with the transactions contemplated by this Agreement and the Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities; and

(ii) The ownership and capital structure (including, the terms of any capital stock, options, warrants or other securities issued by the Borrowers) of the Borrowers shall be in form and substance reasonably satisfactory to the Agent;

(k) Delivery of Financial Statements.  The Borrowers shall have delivered to the Agent the consolidated financial statements of the Parent as provided in Subsection 6.11(a), in form and substance satisfactory to the Agent;

(l) Solvency. The Agent shall have received a solvency certificate from a Responsible Officer on behalf of each Borrower addressed to the Agent and each of the Lenders and dated the Closing Date and supporting the conclusions, that it and each of its Subsidiaries (if any) are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its respective businesses and will not have incurred debts beyond its ability to pay such debts in the ordinary course as they mature and become due;

(m) Litigation. There shall be no litigation or administrative proceedings or other legal or regulatory developments, actual or threatened, that, in the judgment of the Agent, could reasonably be expected to have a Material Adverse Effect, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to the Loan Parties concerning the Loan Documents or the transactions contemplated hereby or thereby;

(n) No Material Adverse Change.  Since March 31, 2009, there shall not have been any material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Parent and its Subsidiaries, taken as a whole; and

(o) Other Documents.  The Agent shall have received such other approvals, opinions, documents or materials as the Agent may reasonably request.

Section 5.02 Conditions to All Credit Extensions.  The obligation of each Lender to make any Revolving Loan to be made by it (including its initial Revolving Loan) and the obligation of the L/C Issuer to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a) Notice, Application.  The Agent shall have received a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, the L/C Issuer and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Subsection 3.02(b), or in the case of any Swing Line Loan the Swing Line Lender shall have received a proper Notice of Borrowing;

(b) Continuation of Representations and Warranties.  The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(c) No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing and L/C Application or L/C Amendment Application submitted by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that all of the conditions in this Section 5.02 are satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Agent and each Lender that, as of the date hereof and as the date of each Credit Extension:

Section 6.01 Corporate Existence and Power. Each Loan Party:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified or registered as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) is in compliance in all material respects with all Requirements of Law.

Section 6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any Loan Party’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which any Loan Party or its property is subject; or

(c) violate any Requirement of Law.

Section 6.03 Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except those that have been obtained and remain in effect and for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 6.04 Binding Effect.  This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.05 Litigation.  To the Knowledge of the Loan Parties, there are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of their properties:

(a) which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) except as disclosed on Schedule 6.05, as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 6.06 No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrowers or from the grant or perfection of the Liens of the Agent on the Collateral.  As of the Closing Date, no Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Subsection 9.01(e).

Section 6.07 ERISA Compliance.  Except as specifically disclosed in Schedule 6.07:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the Knowledge of the Loan Parties, nothing has occurred which would cause the loss of such qualification.  The Borrowers and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the Knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither of the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.08 Use of Proceeds; Margin Regulations.  The proceeds of the Loans will be used solely for the purposes set forth in and permitted by Section 7.12.  None of the proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of any Loan Party or others incurred to purchase or carry Margin Stock, or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither of the Borrowers is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.09 Title to Properties.  The Loan Parties have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the properties of the Loan Parties are not subject to any Liens, other than Permitted Liens.

Section 6.10 Taxes.  The Loan Parties have filed all Federal and other material tax returns and reports required to be filed, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon the them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

Section 6.11 Financial Condition.

(a)           Each of (i) the audited consolidated balance sheets of the Parent dated December 31, 2006, December 31, 2007 and December 31, 2008, respectively, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal years ended on such dates, and (ii) the unaudited quarterly consolidated financial statements of the Parent dated March 31, 2009, and the related consolidated statements of income or operations and shareholders’ equity for the three (3) months ended on that date:

(x)           were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year end adjustments;

(y)           fairly present the consolidated financial position of the Parent in all material respects as of the date thereof and results of operations for the period covered thereby; and

(z)           except as specifically disclosed in Schedule 8.07, show all material indebtedness and other liabilities of the Loan Parties as of the date thereof.

(b) Since March 31, 2009, there has been no Material Adverse Effect.

Section 6.12 Environmental Matters.

(a)           Except as specifically disclosed in Schedule 6.12, the on-going operations of the Loan Parties comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 6.12, each Loan Party has obtained all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its respective ordinary course operations, all such Environmental Permits are in good standing, and each Loan Party is in compliance with all material terms and conditions of such Environmental Permits.

(c) Except as specifically disclosed in Schedule 6.12, neither any Loan Party nor any of its properties or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to (i) any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material or (ii) to the extent that it could reasonably be expected to have a Material Adverse Effect, any claim, proceeding or written notice from any Person regarding any Environmental Law, Environmental Claim or Hazardous Material.

(d) Except as specifically disclosed in Schedule 6.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of any Loan Party, or arising from operations prior to the Closing Date, of any Loan Party that would reasonably be expected to give rise to Environmental Claims which, if adversely decided, could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 6.12, (i) the Loan Parties have no underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, which in any such case could reasonably be expected to have a Material Adverse Effect, and (ii) the Loan Parties have met all material notification requirements under applicable Environmental Laws.

Section 6.13 Collateral Documents.

(a)           The Security Agreement is effective to create in favor of the Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the applicable UCC filing offices, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all personal property of the Loan Parties in which a security interest may be perfected by the filing of one or more financing statements under the UCC, in each case prior and superior in right to any other Person, other than Permitted Liens.

(b)   All representations and warranties of the Loan Parties contained in the Collateral Documents are true and correct.

Section 6.14 Investment Company Act.  Neither of the Borrowers nor any Person controlling either of the Borrowers is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.15 No Burdensome Restrictions.  None of the Loan Parties is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

Section 6.16 Copyrights, Patents, Trademarks and Licenses, etc.  Each of the Loan Parties owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person.  To the Knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 6.16, no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Loan Parties, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Knowledge of the Loan Parties, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

Section 6.17 Capitalization; Subsidiaries.  As of the Closing Date, the Borrowers have no Subsidiaries other than the Guarantors and no equity investments in any other corporation or entity other than those specifically disclosed in part (a) of Schedule 6.17.  The capitalization of each of the Loan Parties as of the Closing Date is as set forth on part (b) of Schedule 6.17.

Section 6.18 Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Loan Party operates. The insurance coverage of the Loan Parties as in effect on the date hereof is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.18.

Section 6.19 Swap Obligations.  None of the Loan Parties has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. Each Loan Party has undertaken its own independent assessment of its assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

Section 6.20 Solvency.  Immediately following the making of each Borrowing and after giving effect to the application of the proceeds of each Borrowing, each Loan Party is and will be Solvent.

Section 6.21 Senior Indebtedness.  The Obligations of the Loan Parties hereunder constitute senior indebtedness (however denominated) in respect of any Subordinated Debt of the Parent and its Subsidiaries.

Section 6.22 Full Disclosure.  None of the representations or warranties made by the Loan Parties in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrowers or any other Loan Party in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, and unless the Required Lenders shall waive compliance in writing, each Loan Party shall:

Section 7.01 Financial Statements.  Deliver or cause to be delivered to the Agent, in form and detail reasonably satisfactory to the Agent, with sufficient copies for each Lender:

(a) as soon as available, but not later than 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2009), a copy of the audited consolidated balance sheet of the Parent as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche LLP or another recognized independent public accounting firm (“Independent Auditor”) which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP (or words substantially similar to the foregoing) and that the examination by such Independent Auditor in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available, but not later than 45 days after the end of each fiscal quarter (including the last fiscal quarter of each fiscal year), commencing with the fiscal quarter ending June 30, 2009, a copy of the unaudited consolidated balance sheet of the Parent as at the end of such quarter and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for such quarter, setting forth in each case in comparative form the figures for the previous fiscal quarter, certified on behalf of the Parent by a Responsible Officer to present fairly, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position of the Parent as of the last day of such fiscal quarter and the results of operations for the fiscal quarter then ended;

(c) together with each delivery of financial statements required by Subsections 7.01(a) and (b) above, a Compliance Certificate executed on behalf of the Loan Parties by a Responsible Officer, demonstrating (with computations in reasonable detail) compliance by the Loan Parties with the provisions of Sections 8.15, 8.16, 8.17 and 8.18 and stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto; and

(d) as soon as available, but not later than 45 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2009), a copy of the Parent’s annual operating budget and Capital Expenditures budget for the following fiscal year.

Section 7.02 Certificates; Other Information.  Furnish or cause to be furnished to the Agent:

(a) promptly upon receipt thereof, copies of any detailed audit reports, management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary thereof, or any audit of any of them;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or any other securities Governmental Authority, and not otherwise required to be delivered to the Agent pursuant hereto;

(c) to the extent not otherwise provided for herein, as soon as available, any press release or other public announcement or statement by any Loan Party; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties as the Agent, at the request of any Lender, may from time to time reasonably request.

Section 7.03 Notices.  Promptly give notice to the Agent of any of the following:

(a) the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(b) any matter, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, or (iv) the assertion of any Environmental Claim, to the extent such matter has resulted in or could reasonably be expected to have a Material Adverse Effect;

(c) the commencement of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of any Loan Party to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of any Loan Party, or (iii) result in monetary damages in excess of $500,000; and

(d) the occurrence of any of the following events affecting any Loan Party or any ERISA Affiliate (but in no event more than ten (10) days after such event becomes Known to a Responsible Officer of any Loan Party), and deliver to the Agent a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrowers or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Loan Party or any ERISA Affiliate resulting in a material contribution obligation; or

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(e) any material change in accounting policies or financial reporting practices by any Loan Party; and

(f) upon, but in no event later than fifteen (15) days after, any officer of any Loan Party becoming aware of (i) any and all enforcement, investigation, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against any Loan Party or any of its properties pursuant to any applicable Environmental Laws which could reasonably be expected to have a Material Adverse Effect, (ii) all other material Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of any Loan Party that could reasonably be anticipated to cause such property of such Loan Party or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrowers or relevant Loan Party propose to take with respect thereto.

Section 7.04 Preservation of Corporate Existence.

(a) Preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation, except to the extent otherwise expressly permitted herein;

(b) Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;

(c) Use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.05 Maintenance of Property.  Maintain and preserve all its property which is used or useful in its business in reasonably good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.06 Insurance.  In addition to insurance requirements set forth in the Collateral Documents, maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance which amount.  All casualty insurance maintained by any of the Loan Parties shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured for the benefit of the Lenders, as their interests may appear. Upon request of the Agent or any Lender, the Borrowers shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but, so long as no Default or Event of Default exists, not more than once per calendar year) a certificate of a Responsible Officer of the Parent (and, if requested by the Agent, any insurance broker of the Parent) setting forth the nature and extent of all insurance maintained by the Loan Parties in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

Section 7.07 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including:

(a) all Taxes imposed upon the income or profits of such Loan Party or upon the property, real, personal or mixed, or upon any part thereof, belonging to such Loan Party before the same shall be in default, all assessments and governmental charges or levies upon such Loan Party or its properties or assets, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that no Loan Party shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrowers shall pay or cause to be paid such Tax, charge or claim before any property subject thereto shall become subject to execution (nothing contained in this Section 7.07 shall override any term or provision of any Specified Swap Contract regarding withholding taxes related to Swap Contracts); and

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

Section 7.08 Compliance with Laws.  Comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

Section 7.09 Compliance with ERISA.  With respect to each Plan:

(a) maintain and cause each ERISA Affiliate to maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law;

(b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and

(c) make and cause each ERISA Affiliate to make all required contributions to any Plan subject to Section 412 of the Code.

Section 7.10 Inspection of Property and Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties;

(b) Permit representatives and independent contractors of the Agent or any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to perform collateral audits, and to discuss its affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as will be reasonably desired, upon no less than three (3) days’ advance notice to the Borrowers, but no more often than one time per calendar quarter. The Borrowers shall pay or reimburse the expenses of the Agent incurred in connection with any of foregoing; provided, however, that (i) the Loan Parties’ aggregate expense in any calendar year incurred in connection with any of the foregoing shall not exceed $10,000, (ii) the Borrowers shall have no obligation to pay or reimburse the expenses of any Lender (other than the Agent, in its capacity as Agent) incurred in connection with the foregoing, and (iii) when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

Section 7.11 Environmental Laws.

(a) Conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to result in liability to any Loan Party in excess of $250,000 in the aggregate (net of any payments under insurance policies or indemnity agreements which such Loan Party reasonably expects to receive).

(b) Upon the written request of the Agent or any Lender, submit to the Agent, with sufficient copies for each Lender, at the Borrowers’ sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Subsection 7.03(e), that could, individually or in the aggregate, result in liability in excess of $250,000 (net of any payments under insurance policies or indemnity agreements which any Loan Party reasonably expects to receive).

Section 7.12 Use of Proceeds.  Use the proceeds of the Loans (i) to refinance existing Debt of the Parent outstanding as of the Closing Date, (ii) to pay fees and expenses incurred in connection with this Agreement, (iii) to finance Permitted Acquisitions, and (iv) for working capital and other general corporate purposes (but not including the payment or prepayment of the principal balance of any Subordinated Debt or the defeasance, purchase or redemption of any Subordinated Debt).

Section 7.13 Collateral and Guaranties.

(a) Grant to the Agent a first priority perfected security interest in and to all of its personal property, now owned or hereafter acquired, subject only to Permitted Liens.

(b) Within thirty (30) days after any other Person becomes a Subsidiary, (i) cause such Person to become a Guarantor by executing and delivering to the Agent a supplement to this Agreement or such other document as the Agent shall deem appropriate for such purpose, (ii) cause such Person to execute a supplement to the Security Agreement in order to become a party thereto and such other Collateral Documents as the Agent may request, in each case to secure the Obligations, (iii) deliver to the Agent documents of the types referred to in Sections 5.01(b) and (c) and a favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)), all in form, content and scope reasonably satisfactory to the Agent, and (iv) cause the immediate parent of such Subsidiary to pledge 100% of the Capital Stock in such Subsidiary to secure the Obligations and provide such legal opinions relating thereto as the Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

Section 7.14 Further Assurances.

(a) Ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

(b) Promptly upon request by the Agent or the Required Lenders, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

ARTICLE VIII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, and unless the Required Lenders shall waive compliance in writing, no Loan Party shall:

Section 8.01 Limitation on Liens.  Directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of any Loan Party on the Closing Date and set forth in Schedule 8.01 securing or reflecting Debt outstanding on such date;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of any Loan Party securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) Contingent Obligations in connection with performance bonds, Surety Bonds and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business; provided that all such Liens in the aggregate could not reasonably be expected to cause a Material Adverse Effect;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of any Loan Party;

(h) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by any Loan Party to provide collateral to the depository institution;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(k) Liens incurred after the Closing Date securing obligations of any Loan Party incurred for the purpose of Capital Expenditures authorized by Section 8.18 of this Agreement, provided that such obligations shall not exceed the amount allowed to be expended by Section 8.18 of this Agreement.

Section 8.02 Disposition of Assets.  Directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property, including accounts and notes receivable, with or without recourse (each, an “Asset Disposition”), or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory or rental equipment and collection of accounts in the ordinary course of business;

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

(c) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate value of all assets so sold by the Loan Parties after the date hereof shall not exceed $1,500,000 in any single transaction or $2,000,000 in any fiscal year without the prior written consent of the Agent, and (iii) all Net Proceeds of any such disposition (which shall mean the gross sale price less commissions, if any, arising from such disposition, less all amounts paid to holder(s) of Permitted Liens on the property disposed in return for releases of such Permitted Liens, and less all fees, costs and expenses incurred as a result of such disposition) in excess of $500,000 are either (A) paid to the Agent for application to the Obligations pursuant to Subsection 2.08(d), or (B) utilized within 180 days of the disposition for the purchase of property of a similar nature and purpose as that property which was disposed.

Upon any Asset Disposition permitted by this Section (and subject to compliance by the Loan Parties with the conditions of this Section), the Agent shall execute such UCC financing statement amendments (partial releases) and other Lien releases as may be requested by the Borrowers and as may be reasonably necessary in order to permit the property which is the subject of such Asset Disposition to be sold or conveyed free and clear of any Liens of the Agent.

Section 8.03 Consolidations and Mergers; Acquisitions.  Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that any Subsidiary may merge with or into a Borrower or any other Subsidiary, (ii) undertake any Acquisition other than a Permitted Acquisition, (iii) adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution, (iv) acquire any properties or assets, other than in the ordinary course of business and Permitted Acquisitions; or (v) form any Subsidiary or acquire any Person that will become a Subsidiary except in connection with a Permitted Acquisition.

Section 8.04 Loans and Investments.  Purchase or acquire, or make any commitment therefor, any Capital Stock of, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower (together, “Investments”), except for:

(a) Investments held by any Loan Party in the form of cash equivalents or short-term marketable securities;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

(d) advances to vendors and customers of any Loan Party, or suppliers to such vendors, to enable such vendors, customers and suppliers to purchase goods or parts to be processed and sold to a Borrower in the ordinary course of business and consistent with past practices;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments of a nature not contemplated by the foregoing clauses hereof that are outstanding as of the Closing Date and set forth in Schedule 8.04 hereto;

(g) Permitted Acquisitions complying with the other terms of this Agreement;

(h) Repurchases or redemptions of common stock of the Parent, to the extent permitted under Section 8.10(e); and

(i) other Investments (in addition to Investments permitted under the foregoing clauses (a) through (h)) made after the Closing Date and not exceeding $500,000 in the aggregate.

Section 8.05 Limitation on Debt.  Create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except:

(a) Debt incurred pursuant to this Agreement;

(b) Debt consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c) existing Debt as set forth on Schedule 8.05 hereto;

(d) Subordinated Debt not exceeding $15,000,000 in the aggregate at any time outstanding (provided, however, that at least ten (10) days prior to the issuance or incurrence of any additional Subordinated Debt permitted hereunder, the Borrowers shall give notice to the Agent of the proposed issuance or incurrence thereof and furnish a copy of the form of promissory note or other instrument and any other relevant documents evidencing or governing such Subordinated Debt); and

(e) other Debt (in addition to Debt permitted under the foregoing clauses (a) through (d)) incurred after the Closing Date in any aggregate amount not exceeding $2,000,000 at any time outstanding.

Section 8.06 Transactions with Affiliates.  Enter into any transaction with any Affiliate of any Loan Party, except upon fair and reasonable terms no less favorable to such Affiliate than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Loan Parties and except for the following:

(a) employment or severance agreements entered into by any Loan Party in the ordinary course of business;

(b) the payment of reasonable directors’ fees and benefits, provided that the amount of such fees and benefits paid to any Affiliate does not exceed the amount of such fees and benefits paid to any Person who is not otherwise an Affiliate of any Loan Party;

(c) Restricted Payments permitted pursuant to Section 8.10 and transactions permitted pursuant to Section 8.04 or Section 8.08;

(d) the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e) the payment of employee salaries, bonuses and employee benefits in the ordinary course of business; and

(f) transactions between or among Loan Parties in the ordinary course of business and consistent with past practice.

Section 8.07 Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) Permitted Swap Obligations;

(c) Contingent Obligations of the Loan Parties existing as of the Closing Date and listed on Schedule 8.08;

(d) Contingent Obligations with respect to Letters of Credit issued by the L/C issuer hereunder;

(e) Guaranty Obligations pertaining to Debt of another Loan Party, to the extent such Debt is permitted under the terms of this Agreement; and

(f) other Contingent Obligations (in addition to Contingent Obligations permitted under the foregoing clauses (a) through (e)) not exceeding at any time the sum of $3,000,000 in the aggregate.

Section 8.08 Rental Obligations.  Create or suffer to exist any obligations for the payment of rent under any operating lease or agreement to lease, except for:

(a) operating leases in existence on the Closing Date and any renewal, extension or refinancing thereof; and

(b) operating leases for real or personal property entered into by any Loan Party after the Closing Date in the ordinary course of business.

Section 8.09 Subordinated Debt.  Directly or indirectly prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Debt, or make any payments in respect of principal or interest on any Subordinated Debt after the occurrence and during the continuation of any Default hereunder, or make or permit any amendment or modification to any indenture, notes or other agreement evidencing or governing any Subordinated Debt (including the terms of subordination set forth therein).  Nothing contained herein shall prohibit the Borrowers from paying any Subordinated Date at its stated maturity, provided that no Default has occurred and is continuing as of the stated maturity date.

Section 8.10 Restricted Payments.  Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(a) each Subsidiary of the Parent may make Restricted Payments to the Parent or any of its other wholly-owned Subsidiaries;

(b) the Parent may declare and make dividend payments or other distributions payable to the holders of its Voting Stock solely in shares of its common stock;

(c) the Parent may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock (provided that such newly issued common stock is not mandatorily redeemable by the holder thereof, is not subject to any repurchase requirements by the Parent and does not have a scheduled maturity date prior to the date that is 180 days after the Maturity Date);

(d) provided that no Default or Event of Default then exists or would result, the Parent may declare and pay cash dividends in amounts in any fiscal year which, when added with payments made pursuant to Subsection 8.10(e), do not exceed 40% of the Parent’s net income for such fiscal year, and

(e) provided that no Default or Event of Default then exists or would result, the Parent may purchase, redeem or otherwise acquire shares of its common stock, provided that the aggregate payments made in any period of four consecutive fiscal quarters does not exceed $10,000,000.

Section 8.11 ERISA.  Suffer or permit any ERISA Affiliate to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of $1,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 8.12 Change in Business.  Engage in any material line of business substantially different from those lines of business carried on by the Loan Parties on the date hereof (it being understood that a substantially different line of business would be a line of business that was not related to the coatings business or a business related to steel processing).

Section 8.13 Accounting Changes.  Make any significant change in accounting treatment or reporting practices, except (i) as required by GAAP, and (ii) any other change which does not affect the calculations required to determine compliance with Section 8.15, 8.16, 8.17, 8.18 and 8.19, or change the fiscal year of the Parent.

Section 8.14 Amendments to Organization Documents.  Make or permit any amendment or modification to any terms or provisions of its Organization Documents which is in any manner adverse to the Agent or the Lenders.

Section 8.15 Leverage Ratio.  Permit the Leverage Ratio to be more than 3.25 to 1.0. The Loan Parties’ compliance with this Section 8.15 shall be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2009.

Section 8.16 Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.0.  The Loan Parties’ compliance with this Section 8.16 shall be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2009.

Section 8.17 Asset Coverage Ratio.  Permit the Asset Coverage Ratio to be less than 1.50 to 1.0.  The Loan Parties’ compliance with this Section 8.17 shall be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2009.

Section 8.18 Capital Expenditures.  Permit aggregate Capital Expenditures of the Loan Parties in any fiscal year to exceed $10,000,000.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.01 Event of Default.  Any of the following shall constitute an “Event of Default”:

(a) Non-Payment.  The Borrowers fail to pay, (i) within five (5) days after required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within ten (10) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty.  Any representation or warranty by any Loan Party made or deemed made in this Agreement or in any other Loan Document, or contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer on behalf of the Loan Parties, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made and remains uncured and uncorrected after ten (10) days written notice from the Agent or any Lender; or

(c) Breach of Covenants.  Any Loan Party (i) fails to perform or observe any covenant contained in Sections 7.04 or 7.12 or in Article VIII of this Agreement (except for a breach of a covenant contained in Section 8.01, 8.04, 8.05, 8.06 or 8.07 which is not material to the business or operations of the Loan Parties taken as a whole and which is remedied by the Loan Parties within thirty (30) days after the earlier of (A) the date any Responsible Officer of the Borrowers first has notice of or becomes aware of such failure or (B) the date upon which written notice thereof is given to the Borrowers by the Agent or any Lender), or (ii) fails to perform or observe any other term or covenant set forth in this Agreement which is not covered by clause (i) above or any other provision of this Section 9.01 if such failure shall continue unremedied for thirty (30) days after the earlier of (A) the date any Responsible Officer of the Borrowers first has notice of or becomes aware of such failure or (B) the date upon which written notice thereof is given to the Borrowers by the Agent or any Lender;

(d) Other Defaults.  Any Loan Party fails to perform or observe in any material respect any other term or covenant contained in any other Loan Document which is not covered by clause (i) of Subsection 9.01(c) or any other provision of this Section 9.01 and such failure shall continue unremedied for thirty (30) days after the earlier of (A) the date any Responsible Officer of the Borrowers first has notice of or becomes aware of such failure or (B) the date upon which written notice thereof is given to the Borrowers by the Agent or any Lender; or

(e) Cross-Default.

(i) Any Loan Party:

(A) fails to make any payment in respect of any Debt or Contingent Obligation (other than in respect of Swap Contracts or in regard to any of the Loans), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the later of (I) the applicable grace or notice period, if any, specified in the relevant document on the date of such failure or (II) ten (10) days after due; provided that in the case of any such Debt which the Loan Parties incurred in the ordinary course of their business for the purchase of supplies or inventory, no Event of Default shall occur so long as such Loan Party is contesting the same in good faith by appropriate proceedings diligently conducted; or

(B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Debt or Contingent Obligation, and such failure continues after the later of (I) the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, event or condition or (II) forty-five (45) days after the date of such failure, event or condition, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Debt to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(ii) The Borrowers shall fail to make when and as required to be paid under any Specified Swap Contract, any payment or transfer under such Specified Swap Contract;

(iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party as a result thereof is greater than $500,000; or

(iv) any Loan Party fails to perform or observe any condition or covenant under any contract providing for the issuance of, or reimbursement of amounts in respect of, Surety Instruments, which in such event requires the making of payments in excess of $500,000 in the aggregate, net of the proceeds of insurance policies and indemnity agreements in favor of any Loan Party and received or reasonably expected to be received thereby; or

(f) Insolvency; Voluntary Proceedings.  Any Loan Party (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower or any ERISA Affiliate under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate amount for all such Pension Plans and Multiemployer Plans in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans and Multiemployer Plans at any time exceeds $1,000,000 (determined, in respect of Multiemployer Plans, by reference to the Unfunded Pension Liability for which a Borrower or any ERISA Affiliate may be liable) and could reasonably be expected to have a Material Adverse Effect; or (iii) a Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan in an aggregate amount in excess of $500,000; or

(i) Monetary Judgments.  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against a Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed for more than thirty (30) days; or

(j) Non-Monetary Judgments.  Any non-monetary judgment, order or decree is entered against a Loan Party which does or would reasonably be expected to have a Material Adverse Effect, or

(k) Change of Control.  There occurs any Change of Control; or

(l) Loss of Licenses.  Any Governmental Authority revokes or fails to renew any license, permit or franchise of any Loan Party, or a Loan Party for any reason loses any license, permit or franchise, or a Loan Party suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise and any of the foregoing has or could reasonably be expected to have a Material Adverse Effect; or

(m) Guarantor Defaults.  Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the guaranty contained in Article X; or such guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at Subsections (f) or (g) of this Section occurs with respect to any Guarantor; or

(n) Collateral.

(i) any material provision of any Collateral Document (other than pursuant to the terms thereof) shall for any reason cease to be valid and binding on or enforceable against the Loan Parties and the Loan Parties shall fail to cure the same within ten (10) days of written demand by any Lender therefor; or

(ii) A Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(iii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens and the Loan Parties shall fail to cure the same within ten (10) days of written demand by any Lender therefor.

Section 9.02 Remedies.  If any Event of Default occurs, the Agent may, and shall, at the request of the Required Lenders.

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to Issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind (except as otherwise expressly provided herein), all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Subsection 9.01(f) or 9.01(g) (in the case of Subsection 9.01(g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the L/C Issuer or any Lender, and provided, further, that the obligation of each Lender to make Loans and any obligation of the L/C Issuer to Issue Letters of Credit during the 60-day period mentioned in Subsection 9.01(g) shall be automatically suspended.

Section 9.03 Swap Providers.  Notwithstanding any other provision of this Article IX, upon the occurrence of any Event of Default each Swap Provider shall have the right, with prior notice to Lender, but without the approval or consent of the Agent or the other Lenders, with respect to any Specified Swap Contract of such Swap Provider, (a) to declare an event of default, termination event or other similar event thereunder and to create an Early Termination Date, (b) to determine net termination amounts in accordance with the terms of such Specified Swap Contracts and to set-off amounts between Specified Swap Contracts, and (c) to prosecute any legal action against the Borrowers to enforce net amounts owing to such Swap Provider.

Section 9.04 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X
THE GUARANTY

Section 10.01 Liabilities Guaranteed.  Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations (hereinafter referred to as “this guaranty”).

Section 10.02 Nature of Guaranty.  This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrowers need be given to any Guarantor.  This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding.  The Borrowers and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations.  This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of either Borrower or otherwise, all as though such payment had not been made.  This guaranty may be enforced by the Agent, the Lenders and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations.  Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors being party to this Agreement.

Section 10.03 Agent’s Rights.  Each Guarantor authorizes the Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article X and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 10.04 Guarantors’ Waivers.

(a) Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrowers or any other Person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrowers joined with any Guarantor in any suit arising out of this Article X and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. It is agreed between the Guarantors and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this guaranty and such waivers, the Lenders would not extend or continue to extend credit under this Agreement. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Each Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrowers or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrowers or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Agent, and no delay by the Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article X.

(b) In addition to the waivers contained in Subsection 10.04(a), the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by any Agent or the Lenders of, this guaranty.  The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrowers’ financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article X.  The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against any Agent, the Lenders, the Borrowers or any other Person that executes a Loan Document.  The Guarantors further jointly and severally agree that their obligations under this guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against any Agent, the Lenders, the Borrowers or any other Person that executes a Loan Document.

(c) Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrowers, whether arising by contract or operation of law (including any such right arising under the Bankruptcy Code or any other Federal, state or other applicable insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrowers, and waives any benefit or any right to participate in any security now or hereafter held by the Agent or any Lender.

Section 10.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article X without demand or notice to any Guarantor.  Each Guarantor will, forthwith upon notice from the Agent, jointly and severally pay to the Agent the amount due and unpaid by the Borrowers and guaranteed hereby.  The failure of the Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 10.06 Agent’s Expenses.  If any Guarantor fails to pay the Obligations after notice from the Agent of the Borrowers’ failure to pay any Obligations at maturity, and if the Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article X, or if suit is filed to enforce this Article X, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Agent the Agent’s Attorney Costs.

Section 10.07 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 10.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article X shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrowers and any of the Lenders, or any other Person, pertaining to the Obligations, or the waiver or consent by any Agent or the Lenders with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or the Borrowers are subordinated to the claims of the Lenders or pursuant to which the Obligations are subordinated to claims of other creditors;

(b) Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrowers or any Guarantor or any Person liable on the Obligations;

(c) The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of either of the Borrowers or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of either of the Borrowers or any other Guarantor, or any sale, lease or transfer of any or all of the assets of either of the Borrowers or any other Guarantor, or any changes in the shareholders, partners, or members of either of the Borrowers or any other Guarantor; or any reorganization of either of the Borrowers or any other Guarantor;

(d) The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate any Applicable Usury Law, either of the Borrowers have valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrowers, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Any full or partial release of the liability of the Borrowers on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article X on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrowers will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f) The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any Collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h) The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

(i) The fact that any Collateral, security, security interest or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article X in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Obligations;

(j) Any payment by the Borrowers to the Lenders is held to constitute a preference under the Bankruptcy Code or any other Federal, state or other debtor relief law, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrowers or someone else; or

(k) Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and Collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 10.09 Subordination of All Guarantor Claims.

(a) As used herein, the term “Guarantor Claims” shall mean all Debts and liabilities of the Borrowers to any Guarantor, whether such Debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrowers thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor.  The Guarantor Claims shall include all rights and claims of any Guarantor against the Borrowers arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations.

(b) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Lenders shall first be entitled to receive payment in full in cash of the Obligations before the Borrowers or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrowers or any Guarantor would be entitled except for the provisions of this Subsection 10.09(b), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

Section 10.10 Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other Insolvency Proceedings involving either of the Borrowers or any Subsidiary of the Borrowers, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims.  Each Guarantor hereby assigns such dividends and payments to the Lenders.  Should the Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrowers or any Subsidiary of the Borrowers and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 10.11 Payments Held in Trust.  In the event that notwithstanding Sections 10.09 and 10.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, and each Guarantor covenants promptly to pay the same to the Agent for the benefit of the Lenders.

Section 10.12 Benefit of Guaranty.  The provisions of this Article X are for the benefit of the Lenders, and their permitted successors, transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 10.13 Reinstatement.  This Article X shall remain in full force and effect and continue to be effective in the event any petition is filed by or against either of the Borrowers, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to any Requirement of Law, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.14 Liens Subordinate.  Each Guarantor agrees that any Liens, security interests, judgment liens, charges or other encumbrances upon the Borrowers’ or any Subsidiary of the Borrowers’ properties securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens, security interests, judgment liens, charges or other encumbrances upon the Borrowers’ or any Subsidiary of the Borrowers’ properties securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Agent or the Lenders presently exist or are hereafter created or attach.

Section 10.15 Guarantors’ Enforcement Rights.  Without the prior written consent of the Agent, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrowers or any Subsidiary of the Borrowers, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrowers held by Guarantor.

Section 10.16 Limitation.  It is the intention of the Guarantors and each Lender that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Requirement of Law applicable to such Guarantor.  Accordingly, notwithstanding anything to the contrary contained in this Article X or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article X shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other Requirement of Law.

Section 10.17 Contribution Rights.

(a) To the extent that any payment is made under this guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 10.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 10.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this guaranty.

(d) The rights of the parties under this Section 10.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder.

(e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

Section 10.18 Release of Guarantors. Upon the sale or disposition of any Guarantor pursuant to the terms of this Agreement to any Person other than the Borrowers or any other Guarantor, the Agent shall, at the Borrowers’ expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Guarantor from this Agreement and the other Loan Documents.

ARTICLE XI
THE AGENT

Section 11.01  Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 11.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Article XI with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent”, as used in this Article XI, included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the L/C Issuer.

(c) The Agent is hereby authorized to negotiate and execute as Agent intercreditor and subordination agreements with third parties without the prior consent of any of the Lenders.

Section 11.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The

Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 11.03 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by a Borrower or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of a Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Loan Party or their Affiliates.

Section 11.04 Reliance by Agent.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, e-mail, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 11.05 Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the

Lenders, unless the Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article XI; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 11.06 Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of any of the Agent-Related Persons.

Section 11.07 Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with such Lender’s Pro Rata Share of all Loans and Commitments, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

Section 11.08 Agent in Individual Capacity.  Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their Affiliates as though Wells Fargo were not the Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of a Borrower) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or the L/C Issuer.

Section 11.09 Successor Agent.  The Agent may, and at the request of the Required Lenders shall, resign as Agent upon thirty (30) days’ notice to the Lenders.  If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders subject, so long as no Event of Default has occurred and is then continuing, to the consent of the Borrowers, which shall not be unreasonably withheld or delayed.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Notwithstanding the foregoing, however, Wells Fargo may not be removed as the Agent at the request of the Required Lenders unless Wells Fargo shall also simultaneously be replaced as the L/C Issuer (if any letters of credit Issued by Wells Fargo are then outstanding) and Swing Line Lender hereunder pursuant to documentation in form and substance reasonably satisfactory to Wells Fargo.

Section 11.10 Withholding Tax.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and the Borrowers, to deliver to the Agent and the Borrowers:

(i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

(iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify the Agent and the Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any foreign Lender claims exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Lender agrees with and in favor of the Agent and the Borrowers to deliver to the Agent and the Borrowers a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)).

(c) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender.  To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form 1001 as no longer valid.

(d) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  However, if the forms or other documentation required by Subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this Subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

Section 11.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers or any of their Subsidiaries to be, renewed or extended; (v) consisting of an instrument evidencing Debt or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in Subsection 12.01(f). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 11.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent’s rights under this Section 11.11.

(c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Borrowers) that the Borrowers’ obligations to such Lender under this Agreement and the other Loan Documents are not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

ARTICLE XII
MISCELLANEOUS

Section 12.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the applicable Loan Parties and acknowledged by the Agent, and then any such waiver or consent shall be effective only (i) in the specific instance and for the specific purpose for which given and (ii) two (2) Business Days after notice of any such waiver or amendment to each Lender is deemed to be effective under Subsection 12.02(b); provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrowers and acknowledged by the Agent, do any of the following:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02);

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document including any mandatory prepayment required pursuant to Section 2.08;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder or reduce the percentage specified in the definition of “Required Lenders” or, without the consent of each Lender, “Required Lenders”; or

(e) amend this Section 12.01, Section 2.16, or any provision herein providing for consent or other action by all Lenders;

(f) release all or substantially all of the Collateral except as otherwise may be provided in the Collateral Documents or except where the consent of the Required Lenders only is specifically provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

Section 12.02 Notices.

(a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission or e-mail, provided that any matter transmitted by facsimile or e-mail (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 12.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 12.02; or, as directed to the Borrowers or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed or e-mailed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine or e-mail, respectively, or if mailed or delivered, upon delivery; except that notices pursuant to Articles II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to the L/C Issuer shall not be effective until actually received by the L/C Issuer at the address specified on Schedule 12.02.

(c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone, facsimile or e-mail is solely for the convenience and at the request of the Borrowers.  The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be, a Person authorized by the Borrowers to give such notice and the Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic, facsimile or e-mail notice.  The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic, facsimile or e-mail notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic, facsimile or e-mail notice.

Section 12.03 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.04 Costs and Expenses.  The Borrowers shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Wells Fargo (including in its capacity as Agent and L/C Issuer) within five (5) Business Days after demand (subject to Subsection 5.01(e)) for all costs and expenses incurred by Wells Fargo (including in its capacity as Agent and L/C Issuer) in connection with the development, preparation, delivery, administration, syndication and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Wells Fargo (including in its capacity as Agent and L/C Issuer) with respect thereto;

(b) pay or reimburse the Agent and each Lender within five (5) Business Days after demand (subject to Subsection 5.01(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of a Default, an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

(c) subject to Section 7.10, pay or reimburse Wells Fargo (including in its capacity as Agent) within five (5) Business Days after demand (also subject to Subsection 5.01(e)) for all reasonable appraisal, audit (including collateral audits), environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Wells Fargo (including in its capacity as Agent) in connection with the matters referred to under Subsections (a) and (b) of this Section.

Section 12.05 The Borrowers’ Indemnification.

(a) The Borrowers shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (regardless of whether occurring before or after the repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Lender or assignment by any Lender of its Loans or Commitments) be imposed on, incurred by or asserted against any Indemnified Person by any Person other than the Borrowers, existing because, or arising due to the fact that, such Lender is a lender to the Borrowers or holds a security interest or lien against any Collateral (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section shall survive payment of all other Obligations.

(b) (i)   The Borrowers shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action reasonably taken by any Person, with respect to any Environmental Claim arising out of or related to any property now or previously owned or leased by any Loan Party, or arising out of or related to any operations of the Loan Parties.  No action taken by legal counsel chosen by the Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the Borrowers’ obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender.

(ii)    In no event shall any site visit, observation, or testing by the Agent or any Lender (or any contractee of the Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law.  Neither the Borrowers nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender.  Neither the Agent nor any Lender owes any duty of care to protect the Borrowers or any other Person against, or to inform the Borrowers or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property.  The Agent or any Lender may, at its discretion, disclose to the Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.  The Borrowers understand and agrees that the Agent and the Lenders make no warranty or representation to the Borrowers or any other Person regarding the truth, accuracy or completeness of any such report or findings that may be disclosed.  The Borrowers also understands that, depending upon the results of any site visit, observation or testing by the Agent or any Lender and disclosed to the Borrowers, the Borrowers may have a legal obligation to notify one or more environmental agencies of the results and that such reporting requirements are site-specific and are to be evaluated by the Borrowers without advice or assistance from the Agent or any Lender.

(c) Survival; Defense.  The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrowers shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Borrower.  All amounts owing under this Section shall be paid upon demand.

Section 12.06 Marshalling; Payments Set Aside.  Neither the Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Borrowers or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrowers make a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

Section 12.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

Section 12.08 Assignments, Participations, etc.

(a)           Any Lender may, with the written consent of the Borrowers at all times other than during the existence of an Event of Default, the Agent, and the L/C Issuer with an outstanding Letter of Credit, which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 or, if less, the total amount of such Lender’s outstanding Loans and/or Commitments (provided that no written consent of the Borrower, the Agent, or the L/C Issuer shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender); provided, however, that the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Agent an Assignment and Acceptance in the form of Exhibit “D” (“Assignment and Acceptance”) together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,000 provided, that in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor, only a single fee of $3,000 shall be payable for all such contemporaneous assignments.

(b)   From and after the date that the Agent notifies the assignor Lender that it has received (and, if required, provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder (including any obligations under Section 11.10) have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)   Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(d)   The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in such register shall be conclusive, in the absence of clear and obvious error, and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in such register as the owner of the Commitments and the Loans recorded therein for all purposes of this Agreement.  The register shall be available for inspection by the Borrowers, any Lender and their representatives, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, the L/C Issuer and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the clause (a) (but only in respect of any increase of any Commitment of any Originating Lender), (b) or (c) of the first proviso to Section 12.01.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01 and 11.05 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)   Notwithstanding any other provision in this Agreement, (i) any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 C.F.R. Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law and (ii) any Lender that is a fund that invests in bank loans may, without the consent of the Agent or the Borrower, pledge all or any portion of its rights under and interest in this Agreement to any trustee or to any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities; provided, that any transfer to any Person upon the enforcement of such pledge or security interest may only be made subject to Section 12.08.

Section 12.09 Confidentiality.  Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Loan Parties, or by the Agent on the Loan Parties’ behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Loan Parties; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Loan Parties, provided that such source is not bound by a confidentiality agreement with any Loan Party known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Loan Party is party or is deemed party with such Lender or such Affiliate; (I) to its Affiliates; and (J) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

Section 12.10 Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Borrowers and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.11 Loan Documents.  In the event of any inconsistency between this Agreement and any of the other Loan Documents, this Agreement shall control.

Section 12.12 Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

Section 12.13 Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

Section 12.14 Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 12.15 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

Section 12.16 Usury Laws.  The Borrowers and Lenders and all other parties to the Loan Documents intend to conform to and contract in strict compliance with all Applicable Usury Laws from time to time in effect.  All agreements between the Borrowers and Lenders (or any other party liable with respect to any Obligations under the Loan Documents) are hereby limited by the provisions of this Section 12.16 which shall override and control all such agreements, whether now existing or hereafter arising.  In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, chargeable, or received under this Agreement, the Notes, any of the other Loan Documents, or otherwise, exceed the Highest Lawful Rate.  If, from any possible construction of any document, interest would otherwise be payable in excess of the Highest Lawful Rate, any such construction shall be subject to the provisions of this Section and such document shall ipso facto be automatically reformed and the interest payable shall be automatically reduced to the Highest Lawful Rate, without the necessity of execution of any amendment or new document.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Highest Lawful Rate, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of the Highest Lawful Rate, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or such holder’s option, promptly returned to the Borrowers or the other payor thereof upon such determination.  In determining whether or not the interest paid or payable under any specific circumstance exceeds the Highest Lawful Rate, Lenders and the Borrowers (and any other payors thereof) shall to the greatest extent permitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the

Highest Lawful Rate from time to time in effect in order to lawfully charge the Highest Lawful Rate.  It is the intention of the Borrowers and Lenders that all sums charged, for the use, forbearance or detention of any Obligations under the Loan Documents have been in good faith calculated to comply with all Applicable Usury Laws.  Therefore, the Borrowers acknowledge and agree that any sum paid or accrued for the use, forbearance or detention of the Obligations of the Borrowers to Lender in excess of the Highest Lawful Rate shall have been paid or accrued unintentionally or as a result of a bona fide error and not in violation of or in reckless disregard of any applicable law.

Section 12.17 Governing Law.  THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OKLAHOMA (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 12.18 ARBITRATION.

(a) This Section concerns the resolution of any controversies or claims between the Borrowers and the Agent or any of the Lenders, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively, a “Claim”).

(b) At the request of the Borrower, the Agent or any Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.

(d) The arbitration shall be administered by JAMS and conducted in Tulsa County, Oklahoma.  All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within one hundred twenty (120) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration of such Claim on that basis.  For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This Section does not limit the right of the Borrowers, the Agent or any Lender to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This provision is a material inducement for the parties entering into this Agreement.

Section 12.19 Jurisdiction; Venue.  For purposes of enforcing and/or interpreting the provisions of this Agreement and all other Loan Documents, or resolving any dispute arising out of the execution, delivery or performance of this Agreement or any of the Loan Documents, the Borrowers hereby submit themselves to the jurisdiction of the Courts of the State of Oklahoma, and the Borrowers waive all objections to service of process therefrom and the Borrowers waive all objections to venue of any state or federal court sitting in Oklahoma County, Oklahoma.  Nothing in this Section shall override any contrary provision contained in any Specified Swap Contract.  EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

Section 12.20 USA PATRIOT Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the PATRIOT Act.

Section 12.21 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Loan Parties, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

“Borrowers”	NORTH AMERICAN GALVANIZING & COATINGS, INC., a Delaware corporation By: Name: Title:

NORTH AMERICAN GALVANIZING COMPANY, a Delaware corporation By: Name: Title:

“Guarantors”	NAGALV-OHIO, INC., a Delaware corporation By: Name: Title:

ROGERS GALVANIZING COMPANY-KANSAS CITY, an Oklahoma corporation By: Name: Title:

SIGNATURE PAGE
TO CREDIT AGREEMENT

REINFORCING SERVICES, INC., an Oklahoma corporation By: Name: Title:

PREMIER COATINGS, INC., an Oklahoma corporation By: Name: Title:

NAGALV - WV, INC., a Delaware corporation By: Name: Title:

SIGNATURE PAGE
TO CREDIT AGREEMENT

“Lenders”	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and as Agent, L/C Issuer and Swing LineLender By: Scott F. Hamilton, Vice President

SIGNATURE PAGE
TO CREDIT AGREEMENT

INDEX OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 2.01	Commitments and Pro Rata Shares
Schedule 6.05	Litigation
Schedule 6.07	ERISA Compliance
Schedule 6.12	Environmental Matters
Schedule 6.16	Copyrights, Patents, Trademarks
Schedule 6.17	Capitalization; Subsidiaries
Schedule 6.18	Insurance Coverage
Schedule 8.01	Permitted Liens
Schedule 8.04	Investments
Schedule 8.05	Permitted Debt
Schedule 8.07	Contingent Obligations
Schedule 12.02	Agent’s Payment Office; Lending Offices; Addresses for Notices

EXHIBITS:

Exhibit A	-	Form of Notice of Borrowing
Exhibit A-1	-	Form of Swing Line Loan Notice
Exhibit B	-	Form of Notice of Conversion or Continuation
Exhibit C	-	Compliance Certificate
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Opinion of Borrowers’ Counsel

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

LENDER	REVOLVING LOAN COMMITMENT	PRO RATA SHARE
WELLS FARGO BANK, NATIONAL ASSOCIATION	$25,000,000	100%

SCHEDULE 6.05

LITIGATION

None

SCHEDULE 6.07

ERISA COMPLIANCE

No exceptions

SCHEDULE 6.12

ENVIRONMENTAL MATTERS

Location	Description

Canton, Ohio	US EPA RCRA Corrective Action

Hurst, Texas	TCEQ Consent Order – Groundwater Compliance

Tulsa, Oklahoma	ODEQ Non-Active CERCLA matter

Sandoval, Illinois	IEPA Non-Active matter

Texas City, Texas	NPL Site –deminimus settlement reached

SCHEDULE 6.16

COPYRIGHTS, PATENTS, TRADEMARKS

(Claims)

None

SCHEDULE 6.17

CAPITALIZATION; SUBSIDIARIES

PLEDGED STOCK

NAME OF ISSUER	NAME OF REGISTERED OWNER	STOCK CERTIFICATE NUMBER	NUMBER OF SHARES	PAR VALUE PER SHARE	PERCENT OWNED
NAGALV-OHIO, INC.	NORTH AMERICAN GALVANIZING COMPANY	1	100.01		100%
NORTH AMERICAN GALVANIZING COMPANY	NORTH AMERICAN GALVANIZING & COATINGS, INC.	1	100.01		100%
PREMIER COATINGS, INC.	NORTH AMERICAN GALVANIZING COMPANY	3	1000	.10	100%
ROGERS GALVANIZING COMPANY-KANSAS CITY	NORTH AMERICAN GALVANIZING COMPANY	2	1000	1.00	100%
REINFORCING SERVICES, INC.	NORTH AMERICAN GALVANIZING COMPANY	2	1000	1.00	100%
NAGALV - WV, INC.	NORTH AMERICAN GALVANIZING COMPANY	1	100.01		100%

SCHEDULE 6.18

INSURANCE MATTERS

Coverage	Carrier	Policy Term	Limit
Property	Beazley Insurance Company	12-31-08 to 12-31-09	Real Property Business Personal Property Loss of Business Income
Auto	Commerce & Industry (AIG)	12-31-08 to 12-31-09	Single Limits Liability Medical Payments Uninsured/Underinsured Motorist Comprehensive Collision Includes Hired Car Physical Damage
General Liability/ Pollution Legal Liability	American International Specialty (AIG)	12-31-08 to 12-31-09	Each Occurrence General Aggregate Products/Completed Ops. Personal/Advertising Injury Pollution Legal Liability Fire Damage Limit Medical Payments Limit Employee Benefits
Workers’ Compensation	Wausau	12-31-08 to 12-31-09	Workers’ Compensation Employers Liability
Umbrella	American International Specialty (AIG)	12-31-08 to 12-31-09	Each Occurrence P/CO Aggregate All Other (except Auto) Aggregate
Crime	Hartford Fire Insurance Company	12-31-07 To 6-22-09	Employee Theft Depositors Forgery
Employment Practices Liability	St. Paul Mercury	06-22-08 To 06-22-09	Limit of Liability
Directors & Officers	Federal Insurance Company	6-22-08 To 6-22-09	Each Claim Each Policy Period
Fiduciary	St. Paul Mercury	6-22-08 to 6-22-09	Annual Aggregate Limit

SCHEDULE 8.01

PERMITTED LIENS

DEBTOR	SECURED PARTY	JURISDICTION	TYPE OF FILING	FILING INFORMATION	DESCRIPTION OF COLLATERAL
NORTH AMERICAN GALVANIZING COMPANY	TOYOTA MOTOR CREDIT CORPORATION	DELAWARE	UCC-1	6370213 1	ONE (1) NEW TOYOTA FORKLIFTMODEL #7FDU70 SERIAL 60722
NORTH AMERICAN GALVANIZING & COATINGS, INC.	CITICORP LEASING, INC.	DELAWARE	UCC-1	6396426 9	(1) ONE NEW CATERPILLAR MODEL # DP70D SERIAL # T20C62874
NAGALV-OHIO, INC.	CITICORP LEASING, INC.	DELAWARE	UCC-1	070215092	(1) ONE NEW CATERPILLAR MODEL # DEP40KD SSERIAL # AT10C02518
NAGALV-OHIO, INC.	CITICORP LEASING, INC.	DELAWARE	UCC-1	070421050	(1) ONE NEW CATERPILLAR MODEL # DEP40KD SERIAL # AT19C02657
NORTH AMERICAN GALVANIZING COMPANY	TOYOTA MOTOR CREDIT CORPORATION	OKLAHOMA	UCC-1	2007006210725	TOYOTA FORKLIFT
NORTH AMERICAN GALVANIZING & COATINGS, INC.	BANK OF AMERICA, N.A.				CASH DEPOSIT SECURING PREVIOUSLY-ISSUED LETTERS OF CREDIT

SCHEDULE 8.04

INVESTMENTS

None

SCHEDULE 8.05

PERMITTED DEBT

Letters of Credit:
Issuer:  Bank of America
Amount:  $25,000
Date:  12/31/2009 expiration (one year)
Beneficiary:  National American Insurance Company (NAICO)  worker’s compensation

Issuer:  Bank of America
Amount:  $139,000
Date:  12/31/2009 expiration (one year)
Beneficiary:  Liberty Mutual (formerly Wassau)  worker’s compensation

SCHEDULE 8.07

CONTINGENT OBLIGATIONS

Incorporated into this Schedule by reference is the information set forth on Schedule 8.05

SCHEDULE 12.02

AGENT’S PAYMENT OFFICE;
LENDING OFFICES;
ADDRESSES FOR NOTICES

Wells Fargo Bank, N.A.
Oklahoma Commercial Banking Group
Attn: Scott F. Hamilton, Vice President
One Leadership Square
211 N. Robinson Ave. 21st Floor
Oklahoma City, OK 73102
Phone: (405) 280-7810
Fax: (405) 280-7827
Email: Scott.F.Hamilton@wellsfargo.com

with a copy to: Gary L. Betow Conner & Winters, LLP 4000 One Williams Center Tulsa, OK 74172 Phone: (918) 586-5714 Fax: (918) 586-8688
North American Galvanizing & Coatings, Inc.
North American Galvanizing Company
Reinforcing Services, Inc.
Premier Coatings, Inc.
NAGALV-OHIO, Inc.
NAGALV - WV, Inc.
Rogers Galvanizing Company - Kansas City
Attn:  Beth B. Hood, Vice President
5314 S. Yale Ave., Suite 1000
Tulsa, OK 74135
Phone:  (918) 524-1512
Fax:  (918) 494-3999
Email:  bhood@nagalv.com

with a copy to: Del L. Gustafson Hall Estill 320 S. Boston, Suite 200 Tulsa, OK 74103 Phone: (918) 594-0413

EXHIBIT “A”
(Form of Notice of Borrowing)

EXHIBIT “A-1”

(Form of Swing Line Notice)

EXHIBIT “B”

(Form of Notice of Conversion or Continuation)

EXHIBIT “C”

(Compliance Certificate)

EXHIBIT “D”

(Assignment and Acceptance)

EXHIBIT “E”

(Form of Legal Opinion)